TECHNICAL REPORT SUMMARY

COAL RESOURCES AND COAL RESERVES

OAKTOWN MINING COMPLEX

Indiana and Illinois

Prepared For

SUNRISE COAL, LLC

By

John T. Boyd Company

Mining and Geological Consultants

Pittsburgh, Pennsylvania, USA

Report No. 3467.002

MARCH 2022

John T. Boyd Company Mining and Geological Consultants

Chairman

James W. Boyd

President and CEO

            John T. Boyd II

Managing Director and COO

            Ronald L. Lewis

Vice Presidents

Robert J. Farmer

Matthew E. Robb

            John L. Weiss

            Michael F. Wick

            William P. Wolf

Managing Director - Australia

            George Cumplido

Managing Director - China

Jisheng (Jason) Han

Managing Director – South America

Carlos F. Barrera

Managing Director – Metals

Gregory B. Sparks

Pittsburgh

4000 Town Center Boulevard, Suite 300

Canonsburg, PA 15317

(724) 873-4400

(724) 873-4401 Fax

jtboydp@jtboyd.com

Denver

(303) 293-8988

jtboydd@jtboyd.com

Brisbane

61 7 3232-5000

jtboydau@jtboyd.com

Beijing

86 10 6500-5854

jtboydcn@jtboyd.com

Bogota

+57-3115382113

jtboydcol@jtboyd.com

www.jtboyd.com

March 10, 2022

File: 3467.002

Sunrise Coal, LLC.

1183 E. Canvasback Drive

Terre Haute, IN 47802

Attention:         Mr. Todd Davis

                         Chief Accounting Officer

                         Mr. Scott McGuire

       Corporate Engineering

Subject:           Technical Report Summary

                 Coal Resources and Coal Reserves

                 Oaktown Mining Complex

                 Indiana and Illinois

Ladies and Gentlemen:

This technical report summary provides the results of John T. Boyd Company’s (BOYD) independent technical assessment of the coal resource and coal reserve estimates reported by Sunrise Coal, LLC (Sunrise) for the Oaktown Mining Complex as of December 31, 2021.

We wish to acknowledge the cooperation of Sunrise management and staff for providing the technical, financial, and legal information used in completing this project. Our findings are based on BOYD’s extensive experience in preparing coal reserve estimates used in US Securities and Exchange Commission (SEC) filings, and our knowledge of coal mining operations in the Illinois Basin (ILB) and throughout the world.

Respectfully submitted,

JOHN T. BOYD COMPANY

By:

John T. Boyd II

President and CEO

TABLE  OF  CONTENTS

Page

LETTER OF TRANSMITTAL

GLOSSARY AND ABBREVIATIONS

1	EXECUTIVE SUMMARY		1-1
	1.1	Introduction	1-1
	1.2	Property Description	1-1
	1.3	Geology	1-3
	1.4	Exploration	1-3
	1.5	Coal Resources/Reserves	1-4
	1.6	Operations	1-5
		1.6.1 Mining	1-5
		1.6.2 Processing	1-6
		1.6.3 Other Infrastructure	1-6
	1.7	Financial Analysis	1-7
		1.7.1 Market Analysis	1-7
		1.7.2 Capital and Operating Costs	1-7
		1.7.3 Economic Analysis	1-8
	1.8	Regulation and Liabilities	1-8
	1.9	Conclusions	1-9

2	INTRODUCTION		2-1
	2.1	Registrant and Purpose	2-1
	2.2	Terms of Reference	2-1
	2.3	Expert Qualifications	2-2
	2.4	Principal Sources of Information	2-3
		2.4.1 Site Visits	2-4
		2.4.2 Reliance on Information Provided by the Registrant	2-4
	2.5	Effective Date	2-4
	2.6	Units of Measure	2-5

3	PROPERTY OVERVIEW		3-1
	3.1	Description and Location	3-1
	3.2	History	3-3
	3.3	Property Control	3-3
		3.3.1 Coal Ownership	3-4
		3.3.2 Surface Ownership	3-4

	3.4	Adjacent Properties	3-4
	3.5	Regulation and Liabilities	3-5
	3.6	Accessibility, Local Resources, and Infrastructure	3-6
	3.7	Physiography	3-6
	3.8	Climate	3-7

4	GEOLOGY		4-1
	4.1	Regional Geology	4-1
	4.2	Local Stratigraphy	4-2
		4.2.1 McLeansboro Group	4-2
		4.2.2 Carbondale Group	4-3
		4.2.3 Racoon Creek Group	4-3
	4.3	Coal Seam Geology	4-3
		4.3.1 Lithology	4-3
		4.3.2 Structure	4-5
		4.3.3 Coal Quality	4-5

5	EXPLORATION DATA		5-1
	5.1	Background	5-1
	5.2	Procedures	5-1
		5.2.1 Drilling	5-1
		5.2.2 Coal Quality Sampling	5-2
		5.2.3 Coal Washability Testing	5-4
		5.2.4 Other Exploration Methods	5-4
	5.3	Results	5-4
	5.4	Data Verification	5-6

6	COAL RESOURCES AND RESERVES		6-1
	6.1	Applicable Standards and Definitions	6-1
	6.2	Coal Resources	6-2
		6.2.1 Methodology	6-2
		6.2.2 Criteria	6-3
		6.2.3 Classification	6-3
		6.2.4 Coal Resource Estimate	6-4
	6.3	Coal Reserves	6-4
		6.3.1 Methodology	6-4
		6.3.2 Parameters and Assumptions	6-4
		6.3.3 Classification	6-5
		6.3.4 Coal Reserve Estimate	6-5
		6.3.5 Validation	6-10
		6.3.6 Reconciliation with Previous Estimates	6-13

7	MINING OPERATIONS		7-1
	7.1	Mining Method Description	7-1
	7.2	Mine Equipment and Staffing	7-5
		7.2.1 Mine Equipment	7-6
		7.2.2 Staffing	7-6
	7.3	Mine Production	7-6
		7.3.1 Historical Mine Production	7-6
		7.3.2 Forecasted Production	7-8
		7.3.3 Mining Recovery and Dilution Factors	7-12
		7.3.4 Expected Mine Life	7-12
	7.4	Other Mining Considerations	7-13
		7.4.1 Mine Design	7-13
		7.4.2 Mining Risk	7-14

8	PROCESSING OPERATIONS		8-1
	8.1	Overview	8-1
	8.2	Historical Operation	8-2
	8.3	Future Operations	8-2
	8.4	Conclusions	8-5

9	MINE INFRASTRUCTURE		9-1
	9.1	Mine Surface Facilities	9-1
	9.2	Oaktown Complex Refuse Facility	9-2

10	MARKET ANALYSIS		10-1
	10.1	Indiana Coal Industry Background	10-1
		10.1.1 Coal Reserves	10-1
		10.1.2 Coal Quality	10-2
		10.1.3 Transportation	10-3
		10.1.4 Production Evolution	10-4
		10.1.5 Mining Methodology	10-4
		10.1.6 Coal Demand by Market	10-5
	10.2	Sunrise Coal	10-7
		10.2.1 Product Specification	10-7
		10.2.2 Primary Markets	10-7
	10.3	Market Outlook	10-8
	10.4	Future Sales	10-8

11	CAPITAL AND OPERATING COSTS		11-1
	11.1	Introduction	11-1
	11.2	Historical Operating Costs	11-1
	11.3	Historical Capital Expenditures	11-3
	11.4	Oaktown Mining Complex Future Mine Plan	11-3
		11.4.1 Forecasted Production and Sales	11-4
		11.4.2 Forecasted Operating Costs	11-5
		11.4.3 Forecasted Capital Expenditures	11-6

12	ECONOMIC ANALYSIS		12-1
	12.1	Introduction	12-1
	12.2	Pre-Tax Net Present Value Analysis	12-6

13	PERMITTING AND COMPLIANCE		13-1
	13.1	Regulatory Environment	13-1
	13.2	Permitting	13-2
	13.3	Compliance	13-2
	13.4	Socio-Economic Impact	13-2

14	INTERPRETATION AND CONCLUSIONS
	14.1	Findings	14-1
	14.2	Significant Risks and Uncertainties	14-1

List of Tables		Page
1.1	Coal Reserves Summary	1-4
1.2	Coal Reserves by Category	1-5
3.1	Monthly Average Climate Data, Vincennes, Indiana	3-7
5.1	Indiana V Seam Thickness (feet) Statistics	5-4
5.2	Descriptive Statistics, Indiana V Seam Coal Quality	5-6
6.1	Coal Resource Classification Criteria	6-3
6.2	Estimated Coal Reserves by Mine as of 31 December 2021	6-8
6.3	Coal Reserves Summary	6-9
6.4	Coal Reserves Product Quality Summary	6-10
7.1	Projected Number of Operating CM Sections	7-5
7.2	Summary of Production Unit Equipment	7-5
7.3	Historical Employment	7-6
7.4	Historical Production Data	7-7
7.5	Life-of-Mine Plan Coal Production Summary	7-9
7.6	Ten-Year Mine Production Plan	7-10
7.7	Life-of-Mine Plan Coal Quality Summary	7-11
7.8	Planned Ten-Year Product Coal Output	7-10
7.9	Mine Life Projection	7-13
8.1	Planned CPP Operations	8-2
9.1	CRDA Capacity	9-2
10.1	Historical Indiana Production by County	10-1
10.2	2020 Quality Specifications for Indiana Coal Shipped to Domestic Utilities	10-2
10.3	Indiana Coal Quality by County of Origin	10-2
10.4	Historical Indiana Coal Production and Mine Count	10-4
10.5	Distribution of Indiana Coal Shipments by Market Sector	10-6
10.6	Historical Indiana Coal Deliveries to Utility Market by Destination State	10-6
10.7	Indicative Thermal Coal Quality	10-7
10.8	Sunrise Coal Deliveries to Utility Market by Destination State	10-7
12.1	Operating and Production Metrics	12-2
12.2	Discounted Cash Flow – Net Present Value Analysis	12-3
12.3	Cash Operating Cost Forecast	12-4
12.4	Capital Expenditure Schedule	12-5
12.5	Oaktown Mining Complex Cumulative NPV at Select Time Periods	12-6
12.6	NPV Sensitivity Analysis	12-8

List of Figures
1.1:	General Location Map	1-2
3.1:	Map Showing General Layout and Mineral Control	3-2
4.1:	Generalized Stratigraphic Chart, Southwestern Indiana	4-2
4.2:	Map Showing Indiana V Seam Isopachs	4-4
5.1	Map Showing Drill Hole Locations Indiana V Seam	5-5
6.1	Relationship Between Coal Resources and Coal Reserves	6-2
6.2	Map Showing Product Yield Isopleths, Indiana V Seam	6-6
6.3	Map Showing Reserve Classification, Indiana V Seam	6-7
6.4	Map Showing Product Ash Isopleths, Indiana V Seam	6-11
6.5	Map Showing Product Sulfur Isopleths, Indiana V Seam	6-12
6.6	Reconciliation with Previous Coal Reserves Estimate	6-13
7.1	Room-and-Pillar Mining Method	7-1
7.2	Historic Oaktown Mining Complex Mining Productivity	7-8
8.1	Aerial Photograph Showing Oaktown Complex Preparation Plant Facilities	8-3
8.2	Generic Flowsheet, Dense Medium Cyclone/Spiral/Flotation, Oaktown Complex Preparation Plant Facilities	8-4
10.1	Indiana Coal Production by Mining Method	10-5
11.1	Oaktown Mining Complex Historical Operating Costs and Sales Realizations	11-1
11.2	Oaktown Mining Complex Historical Cash Operating Cost And Production by Mine	11-2
11.3	Oaktown Mining Complex Projected Saleable Production and Revenue	11-5
11.4	Oaktown Mining Complex Projected Operating Costs and Sales Realizations	11-6

GLOSSARY OF ABBREVIATIONS AND DEFINITIONS

$	:	US dollar(s)
%	:	Percent or percentage
As-Received Basis	:	Data or results are calculated to the moisture condition of the coal sample when it arrived at the testing facility.
ASTM	:	ASTM International (formerly American Society for Testing and Materials)
BOYD	:	John T. Boyd Company
Btu	:	British thermal unit. A unit of heat; it is defined as the amount of heat required to raise the temperature of one pound of water by one degree Fahrenheit.
CM	:	Continuous Miner
CPP	:	Coal Preparation Plant
Coal	:

Combustible sedimentary rock in which organic matter, including residual moisture comprises more than 50% by weight and more than 70% by volume of carbonaceous material formed from altered plant remains.

Coal Reserve	:

An estimate of tonnage and grade or quality of indicated and measured coal resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated coal resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.

Coal Resource	:

A concentration or occurrence of coal of economic interest in or on the Earth's crust in such form, quality, and quantity that there are reasonable prospects for economic extraction. A coal resource is a reasonable estimate of mineralization, considering relevant factors such as cut-off grade, likely mining dimensions, location, or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.

CRDA	:	Coal Refuse Disposal Area
CSX	:	CSX Corporation. A rail-based freight transportation company
CY	:	Cubic yards
DCF	:	Discounted Cash Flow

DOR	:	Indiana Department of Natural Resources’ Division of Reclamation
Dry Basis	:	Data or results are calculated to a theoretical base as if there were no moisture in the coal sample.
EIA	:	U.S. Energy Information Administration
FOB	:	Free-on-Board
Hallador	:	Hallador Energy Company and its subsidiaries
ILB	:	Illinois Basin. Coal producing region consisting of Illinois, Indiana, and Western Kentucky.
Indicated Coal Resource	:

That part of a coal resource for which quantity and quality are estimated based on adequate geological evidence and sampling. The level of geological certainty associated with an indicated coal resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an indicated coal resource has a lower level of confidence than the level of confidence of a measured coal resource, an indicated coal resource may only be converted to a probable coal reserve.

INRD		Indiana Railroad Company. A rail-based freight transportation company
Inferred Coal Resource	:

That part of a coal resource for which quantity and quality are estimated based on limited geological evidence and sampling. The level of geological uncertainty associated with an inferred coal resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an inferred coal resource has the lowest level of geological confidence of all coal resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an inferred coal resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a coal reserve.

IRR	:	Internal rate-of-return
ISO		International Organization for Standardization
lb	:	Pound
LOM	:	Life-of-Mine
LW	:	Longwall

Measured Coal Resource	:

That part of a coal resource for which quantity and quality are estimated based on conclusive geological evidence and sampling. The level of geological certainty associated with a measured coal resource is sufficient to allow a qualified person to apply modifying factors, as defined herein, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a measured coal resource has a higher level of confidence than the level of confidence of either an indicated coal resource or an inferred coal resource, a measured coal resource may be converted to a proven coal reserve or to a probable coal reserve

Mineral Reserve	:	See “Coal Reserve”
Mineral Resource	:	See “Coal Resource”
Modifying Factors

The factors that a qualified person must apply to indicated and measured coal resources and then evaluate to establish the economic viability of coal reserves. A qualified person must apply and evaluate modifying factors to convert measured and indicated coal resources to proven and probable coal reserves. These factors include, but are not restricted to: mining; processing; infrastructure; economic; marketing; legal; environmental compliance; plans, negotiations, or agreements with local individuals or groups; and governmental factors. The number, type and specific characteristics of the modifying factors applied will necessarily be a function of and depend upon the mineral, mine, property, or project.

MSHA	:	Mine Safety and Health Administration. A division of the U.S. Department of Labor
NS	:	Norfolk Southern Corporation. A rail-based freight transportation company.
NPV	:	Net Present Value
Oaktown Mining Complex	:	Oaktown Mining Complex. Includes the Oaktown Fuels No. 1 Mine, Oaktown Fuels No. 2 Mine and Oaktown Complex Coal Preparation Plant
OSD	:	Out-of-Seam Dilution. Rock, impurities recovered from above and below the coal seam with the coal seam during the normal mining process
OSMRE	:	Office of Surface Mining, Reclamation and Enforcement
Probable Coal Reserve	:	The economically mineable part of an indicated and, in some cases, a measured coal resource.

Production Stage Property	:	A property with material extraction of coal reserves.
Proven Coal Reserve	:	The economically mineable part of a measured coal resource which can only result from conversion of a measured coal resource.
QP	:	Qualified Person
Qualified Person	:

An individual who is:

1.         A mineral industry professional with at least five years of relevant experience in the type of mineralization and type of deposit under consideration and in the specific type of activity that person is undertaking on behalf of the registrant; and

2.         An eligible member or licensee in good standing of a recognized professional organization at the time the technical report is prepared. For an organization to be a recognized professional organization, it must:

a.         Be either:

i.         An organization recognized within the mining industry as a reputable professional association; or

ii.         A board authorized by U.S. federal, state, or foreign statute to regulate professionals in the mining, geoscience, or related field;

b.         Admit eligible members primarily based on their academic qualifications and experience;

c.         Establish and require compliance with professional standards of competence and ethics;

d.         Require or encourage continuing professional development;

e.         Have and apply disciplinary powers, including the power to suspend or expel a member regardless of where the member practices or resides; and

f.         Provide a public list of members in good standing.

R&P	:	Room-and-pillar
ROM	:	Run-of-Mine. The as-mined material including coal, in-seam rock partings mired with the coal, and out-of-seam dilution.
SGF	:	Specific gravity float
SEC	:	U.S. Securities and Exchange Commission
S-K 1300	:	Subpart 1300 and Item 601(b)(96) of the U.S. Securities and Exchange Commission’s Regulation S-K

Sunrise	:	Sunrise Coal, LLC and its subsidiaries
Ton	:	Short Ton. A unit of weight equal to 2,000 pounds
TPH	:	Tons per Hour
TPEH	:	Tons per Employee-Hour

1.0         EXECUTIVE SUMMARY

1.1         Introduction

Sunrise’s Oaktown Mining Complex is a mining complex that includes two active underground room-and-pillar (R&P) mines—Oaktown Fuels No. 1 Mine and Oaktown Fuels No. 2 Mine—and the Oaktown Complex Coal Preparation Plant (CPP). BOYD was retained by Sunrise to complete an independent technical assessment of coal resource and coal reserve estimates for the Oaktown Mining Complex.

BOYD’s findings as a result of the audit of Oaktown Mining Complex’s coal resource and coal reserve estimates are based on our detailed examination of the supporting geologic, technical, and economic information obtained from: (1) Sunrise files, (2) discussions with Sunrise personnel, (3) records on file with regulatory agencies, (4) public sources, and (5) nonconfidential BOYD files.

This technical report identifies and summarizes the results of our audit of the Oaktown Mining Complex coal reserves and independent assessment of the economic viability of extracts of the Oaktown Mining Complex coal reserves over the life of the mine and satisfies the requirements for Sunrise’s disclosure of coal reserves set forth in Subpart 1300 and Item 601(b)(96) of the SEC's Regulation S-K (S-K 1300). This is the first technical report summary for the Oaktown Mining Complex. BOYD is a qualified person as defined in Regulation S-K 1300.

Weights and measurements are expressed in US customary units. Unless noted, the effective date of the information, including estimates of coal reserves, is December 31, 2021.

1.2         Property Description

The Oaktown Mining Complex is an active underground coal mining and processing operation located in Knox and Sullivan counties, Indiana, and Lawrence County, Illinois. The general location of the Oaktown Mining Complex is provided in Figure 1.1, following this page. The project lies in a well-developed region with a robust infrastructure.

1-1

Figure 1.1

1-2

RAILROAD INDEX
Abbreviation Name
CSXT CSX Transportation, Inc.
INRD The Indiana Rail Road Co.
ISRR Indiana Southern Railroad, LLC
Legend
Oaktown Project Area
Controlled Property
Major Road
Major Railroad
Major Waterway
Merom Generating Station
N
Palestine
SULLIVAN
Carlisle
WABASH RIVER
CRAWFORD
GREENE
Oaktown Complex Coal Prepartion Plant
Sandborn
Oaktown
Freelandville
Oaktown Fuels No. 1 Mine Portal
Oaktown Fuels No. 2 Mine Portal
Bicknell
LAWRENCE
Lawrenceville
KNOX
DAVIESS
IL
IN
Vincennes
Wheatland
Monroe City
WHITE R.
PIKE
SCALE (Miles)
0 1 2 3 4
IL
IN
OH
KY
TN
Figure Area
LEGEND
APPROXIMATE COAL MEASURES

**FIGURE 1.1**
GENERAL LOCATION MAP
Showing
OAKTOWN MINING COMPLEX
INDIANA NO. V SEAM
Crawford and Lawrence Counties, Illinois
Knox and Sullivan Counties, Indiana
Prepared For
**SUNRISE COAL, LLC**
John T. Boyd Company
March 2022
Scale 1" = 4 Miles

Q:\CAD_GROUP-jfg\3467.002\FIGURE 1-1.DWG

1-2

Located within the ILB coal‑producing region of the midwestern United States, the Oaktown Mining Complex is one of the largest underground R&P coal mining complexes in North America.

The Oaktown Mining Complex mines coal exclusively form the Indiana V Seam (Illinois No. 5 Springfield Seam). Within the Oaktown Mining Complex mine plan boundaries, Sunrise currently maintains the right to mine and remove approximately 78% of the Indiana V Seam through lease agreements. Several small adverse (uncontrolled) tracts exist within the proposed life-of-mine (LOM) plan; however, Sunrise has demonstrated success in acquiring these as required during the ordinary course of business. BOYD is not aware of any encumbrances, litigation, or orders which would hinder continued development of the property.

The Indiana V Seam has been extensively mined in the ILB region and is one of two predominant coal seams of economic interest. Sunrise has demonstrated a history of successfully mining the Indiana V Seam at the Oaktown Mining Complex, with initial mining at the complex dating to 2009.

1.3         Geology

The Oaktown Mining Complex is situated in the Carbondale Group (Formation) of the Pennsylvania System. Near‑surface geology of this area primarily consists of the overlying Quarternary System. Coal seams mined in this region are generally classified as medium- to high-sulfur content and moderate ash thermal coal products.

The Indiana V Seam is the only coal seam of economic interest on the property. Structurally, the Indiana V Seam consists of a singular and relatively consistent horizon averaging between 4 ft to 8 ft thick containing little in-seam parting. The Indiana V globally dips in the general westerly direction and experiences localized areas where the seam elevations vary. Pronounced gradients can occur periodically in the form of rolls in the seam. Depths for the Indiana V Seam range from approximately 300 ft to 450 ft below ground surface within the Oaktown Mining Complex area.

The Indiana V Seam coal bed is characterized as high sulfur and moderate ash coal that is used for steam purposes.

1.4         Exploration

The Indiana V Seam has been extensively explored and mined in the region, with drilling records dating prior to the inception of the Oaktown Mining Complex. Sunrise provided data for 1,895 drill holes that have intercepted the Indiana V Seam and have been complied for defining the lateral extent, thickness, and qualities (both raw and clean) of the Indiana V Seam in the immediate Oaktown Mining Complex project area.

1-3

BOYD’s audit indicates that in general: (1) Sunrise has performed extensive drilling and sampling work on the subject property, (2) the work completed has been done by competent personnel, and (3) the amount of data available combined with wide-spread knowledge of the Indiana V Seam, is sufficient to confirm the thickness, lateral extents, and quality characteristics of the Indiana V Seam.

1.5         Coal Resources/Reserves

Sunrise’s estimated underground mineable coal reserves for the Oaktown Mining Complex total 71.4 million recoverable (clean) product tons remaining as of December 31, 2021. The coal reserves controlled by Sunrise are summarized in Table 1.1.

Table 1.1: Coal Reserves Summary

			Average Product Quality (As Received Basis)
			%				Heating Value (Btu/lb)
Mine	Classification	Product Tons (millions)	Total Moisture	Sulfur	Ash	SO2 (lbs/MMBtu)

Oaktown No. 1	Proven	40.1	13.00	3.5	7.4	6.0	11,519
	Probable	0.4	13.00	3.6	7.4	6.2	11,525
	Total	40.5	13.00	3.5	7.4	6.0	11,519

Oaktown No. 2	Proven	29.7	13.00	3.3	7.9	5.7	11,540
	Probable	1.2	13.00	3.2	8.0	5.6	11,520
	Total	30.9	13.00	3.3	7.9	5.6	11,540

Total - All Mines	Proven	69.8	13.00	3.4	7.6	5.9	11,528
	Probable	1.6	13.00	3.3	7.8	5.8	11,522
	Total	71.4	13.00	3.4	7.6	5.9	11,528

1-4

Table 1.2, below, provides a breakdown of the coal reserves by control type and permit status.

Table 1.2: Coal Reserves by Category

	Product Tons (millions)%

Control Type
Owned	-	-
Leased	71.4	100.0

Permit Status
Permitted	66.1	92.6
Not Permitted	5.3	7.4

It is BOYD’s opinion that extraction of the reported coal reserves is technically achievable and economically viable after the consideration of potentially material modifying factors. Periodic amendments to existing mining permits to add additional acreage (reserve tonnage) in order to sustain coal production is common practice. We are not aware of any issues which would impact or prevent the present “Not Permitted” reserves to be permitted as future mining needs dictate. We are also not aware of any prohibition against the proposed mining and processing activities.

There are no reportable coal resources excluding those converted to coal reserves for the Oaktown Mining Complex.

1.6         Operations

1.6.1         Mining

The Oaktown Mining Complex is comprised of the Oaktown Fuels No. 1 and Oaktown Fuels No. 2 underground mines. Each mine utilizes R&P mining (employing continuous miners [CMs]) for primary production. This mining method is highly productive and commercially demonstrated; it has been one of the primary approaches to mining the Indiana V Seam for decades. Oaktown Mining Complex has utilized this mining method since the inception of each operation. To date, Oaktown Mining Complex has produced a combined 58.3 million tons of clean coal. The complex is configured to operate up to seven CM sections, with an annual production target of approximately 8 million product tons. The Oaktown Mining Complex is generally considered an industry leader in terms of mining productivity and mining costs when compared to other R&P underground operations.

1-5

It is BOYD’s opinion that the forecasted production levels for the Oaktown Mining Complex operations are reasonable, logical, and consistent with typical R&P mining practices in the Indiana V Seam and historical practices utilized by Sunrise. The Oaktown Mining Complex LOM plans developed by BOYD show a relatively stable production output until individual production sections are retired corresponding to reserve exhaustion. In the aggregate, the Oaktown Mining Complex LOM plan projects the complex will produce approximately 131.6 million tons of run-of-mine (ROM) coal (91.6 million saleable tons after processing) during the next 17 years (through 2038).

1.6.2         Processing

The Oaktown Complex CPP serves as the coal washing facility for the Oaktown Mining Complex’s two R&P mines. The plant was commissioned in 2009 to wash coal produced by the Oaktown Fuels No. 1 Mine. The Oaktown Complex CPP has a current processing capacity of 1,600 raw tons-per-hour (TPH).

The beneficiation process utilized at the Oaktown Mining Complex has a proven performance record and has remained relatively unchanged for decades. The plant’s ability to blend raw coal production from the two underground mines into a singular plant feed allows for both more consistent plant operation and the ability to achieve differing clean coal qualities for various customer specifications.

1.6.3         Other Infrastructure

The Oaktown Mining Complex underground mines and CPP are supported by several surface infrastructure sites. Major surface infrastructure includes ancillary buildings, high-voltage power distribution stations, ROM coal conveyor belts, CPP refuse facilities, underground access and ventilation structures, and truck/rail loading systems.

Product coal from the Oaktown Mining Complex is transported to its customer base via rail, truck, or a combination of both. The Oaktown Complex CPP is served by both the CSX Railroad and Indiana Railroad (INRD) via a rail spur and rail loop that connects the complex with the mainline rail just north of Oaktown, Indiana. Additionally, the Oaktown Complex CPP can facilitate the loading of trucks for direct transport to select customers, or to Sunrise’s transload facility in Princeton, Indiana serviced by the Norfolk Southern (NS) Railroad.

The Oaktown Complex refuse facility serves as the disposal location for all waste rock (coarse coal refuse) and portions of the fine coal slurry (fine coal refuse) produced during the processing of coal. The majority of the fine coal slurry is transported overland via a network of pumps and pipelines for underground disposal within mined out void areas of the Oaktown Fuels No. 1 and No. 2 Mines.

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1.7         Financial Analysis

1.7.1         Market Analysis

The Oaktown Mining Complex’s product is thermal coal that is directed into the US coal‑fired generation market. Historically, this market accounts for all of the Oaktown Mining Complex annual sales.

Coal use among domestic power generators has fallen out of favor in several of the individual states of the United States and is being replaced by natural gas and renewable forms of generation. However, several states are positioned to remain largely reliant upon coal for power generation, such as Indiana. Sunrise anticipates its geographical location, reputation for sustained production, and well-capitalized infrastructure well position the complex to continue supplying coal into the Indiana market and other domestic coal markets when opportunities present.

1.7.2         Capital and Operating Costs

The ILB is widely recognized as being ideally suited for commercial scale mining through R&P mining methods. The region’s Indiana V Seam is conducive to efficient, low-cost production R&P operations. In terms of total dollars expended per year, cash operating costs for R&P mines contain a mixture of variable and fixed costs. Unit costs, therefore, will vary mostly due to changes in production and less so with regard to general inflation and major mine site changes.

During the historical review period of 2018 – 2021, total cash operating costs per saleable ton for the Oaktown Mining Complex were within the range of $27 to $31 per saleable ton. While each of the individual mines may have realized higher or lower operating costs annually, their operation in parallel aids in the complex’s ability to minimize short-term periods of individual mine coal production decreases and/or increases in operating costs.

The Oaktown Mining Complex is regarded as being well-capitalized comparatively to industry peers. Continual capital expenditures have been ongoing by Sunrise in recent years to support mine infrastructure expansions, maintenance of production equipment, refuse placement, etc. Historical annual capital expenditures were found to be within the range of $3 to $4 per saleable ton for the Oaktown Mining Complex.

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BOYD found Sunrise’s forecasted operating and capital costs to be indicative of the complex’s historical performance and in general agreement with BOYD’s independent LOM forecasts.

1.7.3         Economic Analysis

The results of our indicative economic analysis for Oaktown Mining Complex over the 17-year period (2022 to 2038) shows a net present value (NPV) of $674 million for the expected case at a 12% discount rate. The coal sales price estimated over the life of the reserves averages $47 (ranging from $42 to $65). The cash flow estimates are positive even after performing independent sensitivity analyses of up to 10% variation in sales price. Based on this analysis, BOYD concludes that the stated coal reserves are economically viable under reasonable market price expectations for the coal produced from the Oaktown Mining Complex.

The NPV estimate was made for purposes of confirming the economic viability of the reported coal reserves and not for purposes of valuing Sunrise or its assets. Internal rate-of-return (IRR) and project payback were not calculated, as there was no initial investment considered in the financial model.

1.8         Regulation and Liabilities

Multiple permits are required by federal and state law for underground mining, coal preparation and related facilities, and other incidental activities. Sunrise reports that all necessary permits to support current operations are in place or pending approval. New permits or permit revisions may be necessary from time to time to facilitate future operations. Given sufficient time and planning, Sunrise should be able to secure new permits, as required, to maintain its planned operations within the context of the current regulations.

Permits generally require that Sunrise post a performance bond in an amount established by the regulator program to: (1) provide assurance that any disturbance or liability created during mining operation is properly mitigated, and (2) assure that all regulation requirements of the permit are fully satisfied. Sunrise reports holding surety bonds to cover its current obligations relating to mining and reclamation, road repair, etc. Those obligations currently equate to $5.8 million.

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1.9         Conclusions

It is BOYD’s overall conclusion that Sunrise’s estimates of coal reserves, as reported herein: (1) were prepared in conformance with accepted industry standards and practices, and (2) are reasonably and appropriately supported by technical evaluations, which consider all relevant modifying factors. We do not believe there is other relevant data or information material to the Oaktown Mining Complex that would render this technical report summary misleading. Our conclusions represent only informed professional judgment.

Given the operating history and status of evolution, residual uncertainty for this project is considered minor under the current and foreseeable operating environment. A general assessment of risk is presented in the relevant sections of this report.

The ability of Sunrise, or any mine operator, to recover all of the reported coal reserves is dependent on numerous factors that are beyond the control of, and cannot be anticipated by, BOYD. These factors include mining and geologic conditions, the capabilities of management and employees, the securing of required approvals and permits in a timely manner, future coal prices, etc. Unforeseen changes in regulations could also impact performance. Opinions presented in this report apply to the site conditions and features as they existed at the time of BOYD’s investigations and those reasonably foreseeable.

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2.0         INTRODUCTION

2.1         Registrant and Purpose

This technical report summary was prepared for Hallador Energy (Hallador) in support of their disclosure of their subsidiary, Sunrise’s, coal resources and coal reserves for the Oaktown Mining Complex.

Hallador is a US-based energy solutions company headquartered in Terre Haute, Indiana, and is listed on the National Association of Securities Dealers Automated Quotations (NASDAQ:HNRG) stock exchange. A large portion of Hallador’s business focuses upon coal mining through their subsidiary Sunrise. Sunrise is actively engaged in the production and export of thermal coal from mines located in the ILB. The company also owns and operates the Princeton Rail Loop, which is located near Princeton, Indiana on the NS Railroad. Additional information regarding Hallador (and Sunrise) can be found on their website at www.halladorenergy.com.

2.2         Terms of Reference

Sunrise retained BOYD to complete an independent technical assessment of mineral resource and mineral reserve estimates and supporting information for the Oaktown Mining Complex. Our objective was to obtain reasonable assurance that the coal resource and coal reserve statements for Oaktown Mining Complex are free from material misstatement.

The results of our third-party study, presented in report form herein, were prepared in accordance with the disclosure requirements set forth in Subpart 1300 and Item 601(b)(96) of the SEC’s Regulation S-K. The purpose of this report is: (1) to summarize available information for the subject mining properties, (2) to provide the conclusions of our technical assessment, (3) to provide a statement of coal resources and/or coal reserves for the Oaktown Mining Complex, and (4) provide our conclusion of the economic viability of the Oaktown Mining Complex’s coal reserves. This is the first technical report summary filed by Sunrise for the Oaktown Mining Complex.

BOYD’s findings are based on our detailed examination of the supporting geologic and other scientific, technical, and economic information provided by Sunrise, as well as our assessment of the methodology and practices applied by Sunrise in formulating the estimates of coal resources and coal reserves disclosed in this report. We did not independently estimate coal resources or coal reserves from first principles.

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We used standard engineering and geoscience methods, or a combination of methods, that we considered to be appropriate and necessary to establish the conclusions set forth herein. As in all aspects of mining property evaluation, there are uncertainties inherent in the interpretation of engineering and geoscience data; therefore, our conclusions necessarily represent only informed professional judgment.

The ability of Sunrise, or any mine operator, to recover all of the estimated coal reserves presented in this report is dependent on numerous factors that are beyond the control of, and cannot be anticipated by, BOYD. These factors include mining and geologic conditions, the capabilities of management and employees, the securing of required approvals and permits in a timely manner, future coal prices, etc. Unforeseen changes in regulations could also impact performance. Opinions presented in this report apply to the site conditions and features as they existed at the time of BOYD’s investigations and those reasonably foreseeable.

This report is intended for use by Sunrise subject to the terms and conditions of its professional services agreement with BOYD. The agreement permits Sunrise to file this report as a technical report summary with the SEC pursuant to Subpart 1300 and Item 601(b)(96) of Regulation S-K. Except for the purposes legislated under US securities law, any other uses of our reliance on this report by any third party is at that party’s sole risk. The responsibility for this disclosure remains with Sunrise. The user of this document should ensure that this is the most recent disclosure of coal resources and coal reserves for the subject property as it is no longer valid if more recent estimates have been issued.

2.3         Expert Qualifications

BOYD is an independent consulting firm specializing in mining-related engineering and financial consulting services. Since 1943, BOYD has completed over 4,000 projects in the United States and more than 60 other countries. Our full-time staff comprises mining experts in: civil, environmental, geotechnical, and mining engineering; geology; mineral economics; and market analysis. Our extensive experience in coal resources/reserve estimation and our knowledge of the subject coal properties, provides BOYD an informed basis on which to opine on the reasonableness of the estimates provided by Sunrise. An overview of BOYD can be found on our website at www.jtboyd.com.

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The individuals primarily responsible for this independent technical assessment and the preparation of this report are by virtue of their education, experience, and professional association considered qualified persons as defined in Subpart 1300 of Regulation S-K.

Neither BOYD nor its staff employed in the preparation of this report have any beneficial interest in Sunrise, and are not insiders, associates, or affiliates of Sunrise. The results of our audit were not dependent upon any prior agreements concerning the conclusions to be reached, nor were there any undisclosed understandings concerning any future business dealings between Sunrise and BOYD. This report was prepared in return for fees based upon agreed commercial rates, and the payment for our services was not contingent upon our opinions regarding the project or approval of our work by Sunrise and its representatives.

2.4         Principal Sources of Information

Information used in this assignment was obtained from: (1) Sunrise files, (2) discussions with Sunrise personnel, (3) records on file with regulatory agencies, (4) public sources, and (5) nonconfidential BOYD files.

The following information was provided by Sunrise:

●	Year-end reserve statements and reports for 2021.
●	Exploration records (e.g., drilling logs, lab sheets).
●	Geologic databases of lithology and coal quality.
●	Computerized geologic models.
●	Mapping data, with:
-	Mineral tenure boundaries.
-	Permit boundaries.
-	Limits of previous mining.
●	LOM plans and supporting documentation.
●	Financial forecasting models.
●	Historical information, including:
-	Production reports and reconciliation statements.
-	Financial statements.
-	Product sales and pricing.

Information from sources external to BOYD and/or Sunrise are referenced accordingly.

The data and work papers used in the preparation of this report are on file in our offices.

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2.4.1          Site Visits

A personal inspection of the Oaktown Fuels No. 1 and No. 2 Mines was made by two of BOYD’s senior mining engineers—qualified persons and co-authors of this report—on December 2, 2021. The site visit included: (1) observation of both mine’s active underground workings, belt lines, outby areas, and portal (mine access) locations; (2) a tour of the mine site’s surface infrastructure; and (3) a tour of the Oaktown Complex CPP, truck and rail loadout, and refuse disposal facility. BOYD’s representatives were accompanied by senior Sunrise management personnel who openly and cooperatively answered questions regarding, but not limited to: site geology, mining conditions and operations, equipment usage, labor relations, operating and capital costs, current coal washing operations, and coal marketing.

2.4.2         Reliance on Information Provided by the Registrant

In the preparation of this report we have relied, without independent verification, upon information furnished by Sunrise with respect to: property interests; exploration results; current and historical production from such properties; current and historical costs of operation and production; and agreements relating to current and future operations and sale of production.

BOYD exercised due care in reviewing the information provided by Sunrise within the scope of our expertise and experience (which is in technical and financial mining issues) and concluded the data are valid and appropriate considering the status of the subject properties and the purpose for which this report was prepared. BOYD is not qualified to provide findings of a legal or accounting nature. We have no reason to believe that any material facts have been withheld, or that further analysis may reveal additional material information. However, the accuracy of the results and conclusions of this report are reliant on the accuracy of the information provided by Sunrise.

While we are not responsible for any material omissions in the information provided for use in this report, we do not disclaim responsibility for the disclosure of information contained herein which is within the realm of our expertise.

2.5         Effective Date

The coal resources and coal reserves presented in this technical report summary are effective as of December 31, 2021. The report effective date is December 31, 2021.

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2.6         Units of Measure

The US customary measurement system has been used throughout this report. Tons are short tons of 2,000 pounds-mass. Unless otherwise stated, all currency is expressed in constant 2022 US Dollars ($).

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3.0         PROPERTY OVERVIEW

3.1         Description and Location

The Oaktown Mining Complex is a coal mining and processing operation located in Knox and Sullivan counties, Indiana, and Crawford and Lawrence counties, Illinois. Comprising almost 118 square miles within the ILB coal-producing region of the midwestern United States, the Oaktown Mining Complex is one of the largest underground R&P coal mining complexes in North America. The Oaktown Mining Complex operations currently consist of two active underground mines— Oaktown Fuels No. 1 Mine and Oaktown Fuels No. 2 Mine— and related infrastructure.

While each of the two mines operate under a unique Mine Safety and Health Administration (MSHA) mine identification number and has a separate direct management team, the Oaktown Mining Complex is commercially operated as a single entity. All mine output is delivered by belt conveyors to a central coal processing facility, the Oaktown Complex CPP, that is rated at 1,600 raw TPH and reports to MSHA under its own identification number. The ROM coal is segregated by mine, and refined analysis and processing systems are utilized to meet customer specifications. Plant reject-material reports to the coarse and fine refuse disposal facilities or is placed into abandoned mine void areas through slurry (fine refuse) injection. Saleable output is shipped to a diverse customer base via truck or rail facilitated by the rail load-out on a dedicated rail spur serviced by CSX and INRD.

The Oaktown Mining Complex is located approximately 44 miles south of Terre Haute, Indiana near the town of Oaktown, Indiana. The city of Vincennes, Indiana lies about 14 miles to the southwest. The project area is essentially bisected by U.S. Route 41.

Geographically, the Oaktown Complex CPP is located at approximately 38°51’24.7” N latitude and 87°25’30.9” W longitude. Figures 1.1 (page 1-2) and 3.1, following this page, illustrate the location and general layout of the Oaktown Mining Complex.

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Figure 3.1

Q:\CAD_GROUP-jfg\3467.002\FIGURE 3-1.DWG

DISCLAIMER: This map is considered illustrative in its intended use and should not be used for mapping purposes or requirements under state or federal laws, regulations, or programs governing mine permitting and/or safety. This map was prepared based on information provided by others. John T. Boyd Company does not warrant or otherwise certify the accuracy of the location or the extent of such mining or the other features depicted hereon.
RAILROAD INDEX
Abbreviation Name
CSXT CSX Transportation, Inc.
INRD The Indiana Rail Road Co.
SULLIVAN CO.
CRAWFORD CO.
KNOX CO.
LAWRENCE CO.
IL
IN
N
Freelandville Mine (Closed)
Oaktown
Oaktown Complex Coal Preparation Plant
Portal (Shaft)
Portal (Belt Slopes)
Oaktown Fuels No. 2 Mine
Oaktown Fuels No. 1
Oaktown Fuels No. 1 Mine
Oaktown Fuels No. 2
Bicknell
Sandstone Channel
Vincennes
CSXT (INRD)
CSXT
WABASH R.
BUSSERON CK
MARIA
SMALLS
SHAPP
CK
33
41
50
58
67
150
159
358
550
Legend
Indiana No. V Seam Reserve Boundary
Mine Plan Area
Oaktown Project Boundary
Mineral Control
Uncontrolled Property
Underground Mined Areas with 300' Barrier
Sandstone Channel
Major Road
Major Railroad
SCALE (ft)
0 6,000 12,000

**FIGURE 3.1**

**MAP SHOWING**

**GENERAL LAYOUT AND MINERAL CONTROL**

**INDIANA NO. V SEAM**

**OAKTOWN MINING COMPLEX**

Crawford and Lawrence Counties, Illinois

Knox and Sullivan Counties, Indiana

Prepared For

**SUNRISE COAL, LLC**

John T. Boyd Company

March 2022

Scale 1" = 12,000'

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3-2

3.2         History

Vectren Fuels was the original developer of the property. Construction of the Oaktown No. 1 Mine slope, surface mine infrastructure and CPP began in 2008. Following development of the slope, commercial coal production began in 2009. Processing of the Oaktown No. 1 Mine coals was facilitated by the then 800 raw feed TPH capacity CPP. Development of Oaktown No. 2 Mine followed shortly after, with commercial coal production beginning in 2013. The commercial production status of Oaktown No. 2 Mine coincided with the expansion of the CPP’s 800 TPH capacity to its present 1,600 TPH capacity.

Sunrise’s involvement with the Oaktown Mining Complex dates to 2014 with the acquisition of Oaktown Fuels No. 1 and No. 2 Mines from Vectren Fuels. Since the acquisition, Sunrise has steadily increased annual production from the Oaktown Mining Complex—now averaging between 6 to 7 million product tons annually. The mine workings have substantially grown since 2014, and both mines have installed new shafts (mine accesses) for employee ingress/egress from the active production faces. The new Oaktown No. 1 Mine portal location is approximately 4.5 miles southeast of the town of Oaktown, Indiana while the new Oaktown No. 2 Mine portal location is approximately 1.5 miles northwest of the village of Russellville, Illinois.

There are no significant Indiana V Seam mining activities known to have occurred within the Oaktown Mining Complex bounds preceding Vectren Fuel’s and Sunrise’s involvement.

3.3         Property Control

Within the Oaktown Mining Complex area and immediate vicinity, Sunrise controls approximately 75,000 acres of mineral rights. This control exists as a complex collection of leases that apply to more than 2,000 tracts. Each of which range from less than an acre to several hundred acres in size. Ownership of the surface rights and the mineral rights is often severed for the properties and the estates are often fractional, in which mineral rights are split between several owners. Sunrise and its predecessors have acquired the necessary rights to support development and operations through purchase or lease agreements with predominantly private owners or entities.

BOYD has not independently verified ownership of the Oaktown Mining Complex area and the underlying property agreements. Ownership data provided to BOYD, including maps and summaries of lease agreements, have been accepted as being true and accurate for the purpose of this report.

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3.3.1         Coal Ownership

Sunrise maintains the right to mine and remove approximately 77% of the Indiana V Seam within the Oaktown Mining Complex area, with the balance (approximately 18,400 acres) currently reported as adverse.

Sunrise currently controls approximately 78% of the coal within projected mine plan boundaries through lease agreements. Reportedly, lease terms generally extend until all the coal is removed from the subject tract. Where applicable, royalty rates are typically based upon a percentage of the gross sales price of the coal. No material amounts of mineral within the Oaktown Mining Complex mine plan boundaries is owned in fee.

Adverse (uncontrolled) tracts within the project limits are common; however, it is generally reasonable to assume that such tracts can be acquired or leased in the ordinary course of business as has been demonstrated historically by Sunrise. It is BOYD’s opinion that adverse coal control does not pose a material risk to the estimate of coal reserves reported herein.

3.3.2         Surface Ownership

As part of the Oaktown Mining Complex, Sunrise controls surface rights through fee simple ownership for over 1,700 permitted acres. Upon those acres resides the surface facilities for mine accesses, processing, storing, shipping, and refuse disposal facilities (i.e., refuse impoundment site and fine refuse injection sites).

Sunrise reports it controls adequate surface rights to sustain current mining operations in the near term. Additional surface property will likely be required during the life of the mine for the placement of additional infrastructure. It is generally reasonable to assume the required property can be acquired or leased in the ordinary course of business; as such, we do not believe there is any undue risk associated with surface ownership to the estimated reserves reported herein.

3.4         Adjacent Properties

As illustrated in Figures 1.1 and 3.1, there are no other operating mines or mines/properties controlled by Sunrise adjacent to the Oaktown Mining Complex. As shown, some existence of Indiana V seam mining has taken place near the Oaktown Mining Complex to the northeast. Sunrise’s mine plans include sufficient barrier zones to mitigate any risk associated with prior mining activities of the adjacent properties.

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3.5         Regulation and Liabilities

Mining and related activities on the Oaktown Mining Complex properties is regulated by both federal and state laws. The relevant federal laws include:

●	Clean Air Act of 1970/1977.
●	Clean Air Act Amendments of 1990.
●	Clean Water Act of 1977.
●	Surface Mining Control and Reclamation Act of 1977.
●	Resource Conservation and Recovery Act of 1976.

In Indiana and Illinois, responsibility for enforcing these acts, with the aid of numerous state laws and legislative rules, lies with Illinois’s Environmental Protection Agency and Indiana’s Department of Natural Resources.

As mandated by these laws and regulations, numerous permits are required for underground mining, coal preparation and related facilities, and other incidental activities. Sunrise reports that necessary permits are in place or applied for to support current operations. New permits or permit revisions may be necessary from time to time to facilitate future operations. Given sufficient time and planning, Sunrise should be able to secure new permits, as required, to maintain its planned operations within the context of the current regulations.

Permits generally require that the permittee post a performance bond in an amount established by the regulator program to: (1) provide assurance that any disturbance or liability created during mining operation is properly mitigated, and (2) assure that all regulations requirements of the permit are fully satisfied. Sunrise reports holding surety bonds to cover its current obligations relating to mining and reclamation, road repair, etc. Those obligations currently equate $5.8 million.

Regular inspection of the mines and related facilities are conducted by MSHA for health and safety compliance. On finding any violation of a health or safety standard, an inspector will issue a citation that specifies the standard violated and evaluates the gravity of the violation by several factors, including likelihood of injury. Any infraction that is reasonably likely to result in a serious injury or illness or is caused by the operator's unwarrantable failure to comply with regulatory requirements will carry additional fines and could result in temporary closure. Typically, the civil penalties for regular assessments are not considered material.

BOYD is not aware of any prohibition of mining and processing activities for the Oaktown Mining Complex. However, the reported coal reserves may be materially impacted by: Sunrise’s failure to comply with permit conditions and rules; delays in obtaining required government or other regulatory approvals or permits; Sunrise’s inability to obtain such required approvals or permits; or changes in governmental regulations.

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3.6         Accessibility, Local Resources, and Infrastructure

The Oaktown Mining Complex lies within a rural but well-developed region of southwestern Indiana and southeastern Illinois, with an extensive history related not only to coal mining, processing, and transportation, but also many other industries and services. A reported 1.4 million people live within 75 miles of the Oaktown Mining Complex, according to the U.S. Census of 2020.

General access to the Oaktown Mining Complex is via a well-developed network of primary and secondary roads serviced by state and local governments. These roads offer direct access to the mine and processing facilities and are generally open year‑round.

Coal produced at the Oaktown Mining Complex is transported primarily by rail, truck, or a combination of both. A rail load-out facility and dedicated rail spur loop facilitate transportation of the coal on the INRD and CSX railroads. Additionally, Oaktown Mining Complex can facilitate the loading of trucks for direct transport to select customers, or to Sunrise’s transload facility in Princeton, Indiana serviced by the NS Railroad.

Several regional airports are located near the Oaktown Mining Complex and the Indianapolis International Airport is located approximately 100 miles northeast of the complex.

Sources of electrical power, water, supplies, and materials are readily available. Electrical power is provided to the mines and facilities by regional utility companies. Water is supplied by public water services, surface impoundments, or water wells.

3.7         Physiography

The Oaktown Mining Complex lies within the Southern Hills and Lowland areas of the Southwest Indiana region. This region is characterized by relatively flat topography possessing gentle gradients associated with drainages. Surface elevations within the Oaktown Mining Complex area range from approximately 410 ft to 590 ft above mean sea-level. The region possesses a network of overlying tributaries and waterways flowing to the Wabash River; all of which overlay the complex area.

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Land cover within the area consists predominantly of mixed crop/pastureland and forest dotted with medium- to low-density (rural) residential areas.

3.8         Climate

Climate in and around the Oaktown Mining Complex is typical of southwestern Indiana, with four distinct seasons: cold winters; hot and humid summers; and mild falls and springs. The average daily high temperatures are above freezing 12 months of the year while the low temperatures drop below freezing 3 months of the year. Table 3.1 provides monthly average climate data collected from 2020 through 2021 in Vincennes, Indiana.

Table 3.1: Monthly Average Climate Data, Vincennes, Indiana
Average	Unit	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec

High Temp	°F	38	43	54	66	76	84	88	87	81	69	56	42
Low Temp	°F	21	24	33	44	54	63	66	64	56	44	35	25

Source: US Climate Normals.

The area experiences on average 46 in. of rain and 9 in. of snowfall per year. Adverse weather conditions seldom limit the Oaktown Mining Complex coal mining, processing, and loading operations; however, extreme weather conditions may temporarily impact operations.

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4.0         GEOLOGY

4.1         Regional Geology

The Oaktown Mining Complex is located within the eastern portion of the ILB region, a sedimentary basin which coal-bearing areas cover approximately 50,000 square miles across the majority of Illinois, southwestern Indiana and portions of western Kentucky. The coal bearing members of the ILB consist of Pennsylvanian rocks, formed approximately 290 – 330 million years ago. The Indiana VI (Herrin) and Indiana V (Springfield) seams are accredited with the vast majority of the economically mineable coals within the ILB.

The ILB has informally been subdivided into eight mining regions—Northern Illinois, Western Illinois, West-central Illinois, East-central Illinois, Southwestern Illinois, Southeastern Illinois, Southwestern Indiana, and Western Kentucky. The majority of current coal mining from the ILB occurs within the West-central Illinois, Southeastern Illinois, Southwestern Illinois, Southwestern Indiana, and Western Kentucky regions. The Oaktown Mining Complex is located within the Southwestern Indiana region of the ILB.

There are three predominant structural features within the ILB which include the DuQuoin monocline, La Salle anticlinal belt, and the Cottage Grove-Rough Creek fault system. The features surround the Fairfield Basin area which contain the deepest extents of the ILB. The DuQuoin monocline on the west, the La Salle anticlinal belt on the north, and the Cottage Grove-Rough Creek fault system on the south, all flank the Fairfield Basin. In general, the Illinois and Indiana portions of the ILB dip gently towards the interior, Fairfield Basin. The Southwestern Indiana mining region, in which the Oaktown Mining Complex is located, experiences localized rolling of the coal seams but predominately dips in a westerly direction.

The Carbondale Formation is the primary coal-bearing formation containing the majority of the ILB economically mineable bituminous coals. The Indiana VI (Herrin) and Indiana V (Springfield) seams that are heavily exploited within the ILB, are typically between 2 ft and 6 ft in thickness. Coal in the region is classified as high-volatile bituminous with rank increasing to the south. Sulfur content is generally related to the overlying strata of the coals within the ILB. Generally, coals possess sulfur contents ranging from 3% to 5% and heating values above 11,000 Btu/lb.

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4.2         Local Stratigraphy

Pennsylvanian sedimentary strata comprise the uppermost stratigraphic units of bedrock in and around the Oaktown Mining Complex. These units primarily include bedrock of, in descending stratigraphic order, the McLeansboro, Carbondale and Racoon Creek Group.

The strata of the Pennsylvanian system are predominantly clastic and contain subordinate amounts of coal and limestone. The Indiana V (Springfield) coal seam resides within the Carbondale Group, specifically the Petersburg formation. The stratigraphic relationship between these groups is presented in Figure 4.1 as follows.

4.2.1         McLeansboro Group

The McLeansboro Group ranges in thickness of approximately 150 to 750 ft; beginning with the Mattoon Formation. The uppermost Mattoon Formation is predominately formed of sandstone and/or conglomerate type rocks. The remaining Bond, Patoka, and Shelburn formations, in descending stratigraphic order, are characterized by sequences of shale, mudstone, and siltstone with interspersed limestones. The predominant limestones of presence are the Livingston, Carthage, Vigo and West Franklin. There are no bituminous coal beds present possessing economic value.

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4.2.2         Carbondale Group

The Carbondale Group extends from the Indiana VII (Danville) coal seam to the base of the Indiana III (Seelyville) coal seam. The unit is divided into the Dugger, Petersburg, and Linton formations. The Carbondale Group is a sedimentary sequence of non-marine rocks (sandstone, siltstone, mudstone, shale, limestone, and coal) ranging in thickness from approximately 300 ft to 450 ft. Regionally, the Carbondale Group contains several commercial coal beds, including the Indiana VII (Danville), Indiana VI (Herrin), Indiana V (Springfield) and others; however, within the vicinity of the Oaktown Mining Complex, only the Indiana V seam is of economic interest. The Indiana V coal seam possesses moderate continuity (instances of sandstone paleochannel erosion) and ideal mining thickness (4 ft to 8 ft).

4.2.3         Raccoon Creek Group

The Raccoon Group includes all strata below the base of the Indiana III (Seelyville) coal bed. It is made up of Staunton, Brazil, and Mansfield formations. The Raccoon Group reaches a maximum thickness of about 1,000 ft in southwestern Indiana. Strata of the group are very similar to those of the overlying Carbondale Group, except that the Raccoon Creek Group contains coal beds of little or no commercial value.

4.3         Coal Seam Geology

The Indiana V Seam is the only coal seam of economic interest within the Oaktown Mining Complex. The Indiana V Seam is fairly uniform in depositional nature (typically 4 ft to 8 ft thickness) and continuity throughout much of the project’s surrounding area.

4.3.1         Lithology

The Indiana V Seam coal bed is relatively consistent containing a singular interval of coal within minimal in-seam partings. Mining methods employed at the Oaktown Mining Complex generally extract the entirety of the coal seam with minimal out-of-seam (OSD) dilution.

The coal thickness across the Oaktown Mining Complex area is generally between the 4.0 ft to 8.0 ft range, averaging 4.8 ft over the extents of mine plan areas. Isolated pockets of both thinner and thicker coal do exist, and extreme but generally isolated occurrences may range from less than a foot to above 12 ft thick. Figure 4.2, following this page, provides a map of the Indiana V Seam thickness. The locations of thinner coal occurrences are generally well-defined by the extensive exploration performed in and around the study area, and mine plans have been developed to avoid these low coal occurrences.

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Figure 4.2

4-4

Q:\CAD_GROUP-jfg\3487.002\FIGURE 4-2.DWG

DISCLAIMER: This map is considered illustrative in its intended use and should not be used for mapping purposes or requirements under state or federal laws, regulations, or programs governing mine permitting and/or safety. This map was prepared based on information provided by others. John T. Boyd Company does not warrant or otherwise certify the accuracy of the location or the extent of such mining or the other features depicted hereon.
RAILROAD INDEX
Abbreviation | Name
CSXT | CSX Transportation, Inc.
INRD | The Indiana Rail Road Co.
SULLIVAN CO.
CRAWFORD CO.
KNOX CO.
LAWRENCE CO.
IL
IN
N
Oaktown
Oaktown Complex Coal Preparation Plant
Freelandville Mine
(Closed)
Portal (Shaft)
Portal (Belt Slopes)
Oaktown Fuels No. 2 Mine
Oaktown Fuels No. 1
Oaktown Fuels No. 2
Oaktown Fuels No. 1 Mine
Bicknell
Vincennes
Sandstone Channel
CSXT (INRD)
CSXT
WABASH R
BUSSERON CK
MARIA CK
SMALLS
SNAPP
CK
33
58
159
67
41
550
150
50
Legend
Indiana No. V Seam Thickness (ft)
< 4.0
4.0 - 5.0
5.0 - 6.0
6.0 - 7.0
> 7.0
Mine Plan / Reserve Boundary
Oaktown Project Boundary
Mineral Control
Uncontrolled Property
Underground Mined Areas with 300' Barrier
Sandstone Channel
Major Road
Major Railroad
SCALE (ft)
0
6,000
12,000
FIGURE 4.2
MAP SHOWING
INDIANA NO. V SEAM ISOPACHS
OAKTOWN MINING COMPLEX
Crawford and Lawrence Counties, Illinois
Knox and Sullivan Counties, Indiana
Prepared For
SUNRISE COAL, LLC
John T. Boyd Company
March 2022
Scale 1" = 12,000'

4-4

The immediate roof overlying the Indiana V Seam coal bed generally consists of interbedded shales and sandy shales. Occasional instances of sandstone roof can occur within the project area, where paleochannel sandstone fill has scoured and replaced part or all the normal roof strata. The most prominent existence of paleochannel sandstone fill resides within the sandstone channel that divides the Oaktown Fuels No. 1 and No. 2 Mines mineable reserves. Other, less prominent, localized paleochannelization eroding of the typical roof strata and possibly portions of the Indiana V Seam are likely to be found within the Oaktown Mining Complex mineable reserves. Areas of the deposit with sandstone channels in close proximity to the Indiana V Seam commonly exhibit discontinuities and rolls in the coal bed. Poor roof conditions are also common along margins of the channels, where the roof type transitions between the sandstone roof and normal shale roof. Sunrise has implemented various programs to identify and mitigate, where possible, problems associated with poor roof conditions.

The immediate floor beneath the Indiana V Seam coal bed consists of an interval of underclay. The underclay provides a generally competent floor, however poor floor conditions can develop when the underclay is exposed to water.

4.3.2         Structure

The Indiana V Seam coal bed is located at depths ranging from approximately 150 ft to over 600 ft below ground surface, averaging 350 ft within the Oaktown Mining Complex area. Seam structure shows a general seam dip of less than 2 degrees in a westerly direction. There are not any major structural faulting or tectonic features known to occur in the deposit. Small-displacement faults and compaction-related faults may be present, but are not expected to materially affect mine plans.

The structural setting for the deposit is generally considered to be simple in terms of geological complexity. Some areas exhibit evidence of localized channelization; as such, isolated areas of the deposit may be considered moderate in geological complexity.

Having been widely studied and extensively mined, the Indiana V Seam is well-known and widely-accepted to be a uniform deposit.

4.3.3         Coal Quality

Overall, the Indiana V Seam coal bed is a high-sulfur moderate ash coal that is used for steam purposes.

4-5

5.0         EXPLORATION DATA

5.1         Background

The Indiana V Seam has been the subject of extensive exploration drilling and sampling by Sunrise and other parties, over a timespan of decades. Records from exploration drilling comprise the primary data used in the evaluation of coal resources on the property. A database compiling the results of 1,895 drill holes—covering Oaktown Mining Complex and surrounding area Indiana V Seam —along with electronic copies of original drilling and sampling logs for a representative sample (approximately 42%), was provided for our review.

Additionally, discussions were held between BOYD and Sunrise concerning their standard exploration and sampling methodologies. Topics covered standard procedures ranging from site safety and mapping, to how to select proper drilling equipment, recording accurate and detailed geological logs, performing coal sampling, supervising geophysical logging, and plugging drill holes once work was complete. Sunrise’s provided explanation of exploration standards highlight their focus on obtaining the highest accuracy of data possible from the various exploration campaigns they completed.

Due to archival storage of some physical records of drill holes and detailed information on the drilling and sampling methodologies utilized, some documents were not provided for our review. While this limits the ability to provide a completely transparent and detailed overview of the work completed in developing the Oaktown Mining Complex, Sunrise has also demonstrated that they have been very thorough in exploring and sampling and the complex has been able to consistently and economically mine coal from this deposit for more than a decade.

5.2         Procedures

5.2.1         Drilling

Drill holes on the subject property were completed using various drilling procedures based on specific goals and data needs at various stages of planning and developing the Oaktown Mining Complex. Some drill holes were rotary drilled for purposes of completing geophysical logging, while others were completed using continuous core drilling methods to provide more detailed geologic records and sampling opportunities.

5-1

Sunrise technical staff were able to summarize the standard types of equipment and procedures they generally utilized in exploration work completed on the property. This information, combined with information BOYD was able to gather from our review of drilling records are as follows:

●

Frequently used drilling equipment that is utilized during exploration is typical of the ILB region. Typical drilling equipment that Sunrise uses for exploration, depending on the goal of a specific drilling and sampling program, may consist of one or both of:

-	Continuous NQ-sized (3.0 in. outside diameter) diamond core rigs.
-	Water rotary with 4.875 in. diameter barrels.
●

Presently, core logging activities are completed in the field. Reportedly current practices for Sunrise are for cored intervals to be photographed, with special attention paid to the coal interval. Cored coal is initially photographed in its entirety.

●	Select intervals of coal roof rock and floor rock are photographed and then boxed for archival purposes.
●

Geophysical logging has been performed for some drill holes, while others may or may not have been completed/recorded. Sunrise has noted that geophysical logging is currently completed on all holes drilled.

Due to the large extent of historic exploration work, any recent drilling is generally for infilling areas with lower geologic assurance or for establishing confidence of sandstone channel locations. In such instances, nearby drill hole records are referenced prior to commencing any new drill holes, to show the anticipated depth to the coal horizons.

Geophysical logs obtained from newly drilled holes are correlated by Sunrise geologists by aligning known “marker beds”, and then checking coal seam depths, elevations, and thicknesses to ensure seam continuity. These data are formatted and then imported into Sunrise’s geologic modeling programs.

BOYD’s review of the methodologies and procedures indicate the data obtained and utilized by Sunrise for the Oaktown Mining Complex project area were carefully and professionally collected, prepared, and documented, conforming with general industry standards, and are appropriate for use of evaluating and estimating coal resources and reserves.

5.2.2          Coal Quality Sampling

The Oaktown Mining Complex coal quality testing was performed on a large number of coal samples obtained from the Indiana V seam, in and around the project area. The relatively dense core drilling coverage, combined with channel samples being taken regularly from underground development areas, provides a thorough understanding of the clean coal product that could be produced from the Oaktown Mining Complex.

5-2

All coal intercepts of Oaktown Mining Complex exploration were geologically logged, photographed, and sampled in the field by competent geologists. Sampling methodologies consist of first pushing the cored intervals of coal out of the core barrel, directly into a clean single-row wooden core box. Prior to removing coal core from the drilling barrel, the core box is lined with durable plastic sheeting, which helps retain moisture content and minimize coal core oxidation. Once the coal core is fully extruded from the core barrel, it is then inspected, photographed, and logged by the on‑site geologist, and cardboard inserts are installed in the wooden core box to maintain coal core integrity.

Upon completing detailed recording (geologic logging and photographing) of the coal interval, coal cores are split into the desired intervals to be analyzed and bagged. An order sheet is placed inside the sample bag, which specifies drill hole information, split information, and testing to be completed on the bagged sample. Sample bags are then zip tied closed, labeled, and then double bagged to eliminate incidental core loss due to potential damage during transportation to the testing lab.

Sunrise maintains all control of coal core samples, up to the point that samples are handed over to the lab performing testing. Once logging and sampling is complete, the sampled coal core intervals are transported to the selected lab that will perform the required analyses. Typically, washability analysis is performed on the majority of drillhole samples with select drillholes being expanded to include full proximate or other analyses (i.e., ultimate, ash content, etc.). The lab manager signs off on the return analysis sheet, indicating that testing results are accurate and that the sample provided was sufficient for testing purposes.

Past programs utilized various accredited coal testing laboratories, again depending on what testing needed to be completed on the coal core at a given time. All analytical work was conducted to International Organization of Standardization (ISO) or American Society for Testing and Materials (ASTM) standards, and various available laboratory sample sheets were provided for review with drilling log data.

Available testing sheets were reviewed by BOYD during our drill hole data audit, and our review of the discussed field and sampling procedures noted above indicated that the general description and sampling work were conducted to appropriate standards. Based on the stated standards and laboratory used, BOYD considers the sample preparation and analytical procedures were adequate for the coal quality results for inclusion in geological modelling and coal resource estimation.

5-3

5.2.3         Coal Washability Testing

Coal washability tests (proximate analysis) were conducted at various specific gravities, generally ranging from 1.45 specific gravity float (SGF) through 1.55 SGF. Estimated coal reserves for the Oaktown Mining Complex are currently reported using 1.55 SGF testing results over the entire Oaktown Mining Complex project area. Proximate analysis test results were completed on 723 drill core samples, which were used in estimating quantity and quality of the remaining Oaktown Mining Complex coal reserves.

Although it was noted that Sunrise generally does not perform any randomized sample verification in order to conduct quality control testing of individual coal analyses, Sunrise will typically perform channel sampling and quality analyses throughout mine workings. The channel sample data are then utilized to update quality models.

5.2.4       Other Exploration Methods

There is no known ore reported via other methods of exploration (such as airborne or ground geophysical surveys) completed for the project area.

5.3         Results

A total of 1,922 drill holes and in-mine samples are in and around the Oaktown Mining Complex area. The distribution of these drill holes is shown on Figure 5.1. Lithologic and coal quality data from these holes only were used for geologic modeling and coal resource assessment for the property.

General descriptive statistics for the Indiana V Seam thickness are provided in Table 5.1 below.

5-4

5-5

Q:\CAD_GROUP-jfg\3467.002\FIGURE 5-1.DWG

DISCLAIMER: This map is considered illustrative in its intended use and should not be used for mapping purposes or requirements under state or federal laws, regulations, or programs governing mine permitting and/or safety. This map was prepared based on information provided by others. John T. Boyd Company does not warrant or otherwise certify the accuracy of the location or the extent of such mining or the other features depicted hereon.
RAILROAD INDEX
Abbreviation Name
CSXT CSX Transportation, Inc.
INRD The Indiana Rail Road Co.
SULLIVAN CO.
CRAWFORD CO.
KNOX CO.
LAWRENCE CO.
IL
IN
N
Freelandville Mine
(Closed)
Oaktown
Oaktown Complex Coal Preparation Plant
Portal
(Shaft)
Portal
(Belt Slopes)
Oaktown Fuels No. 2 Mine
Oaktown Fuels No. 1
Oaktown Fuels No. 1 Mine
Oaktown Fuels No. 2
Bicknell
Vincennes
Sandstone Channel
BUSSERON CK
WABASH R.
MARIA
SMALLS
SHAPP
CK
CSXT (INRD)
CSXT
33
41
50
58
67
150
159
358
550
Legend
Mine Plan / Reserve Boundary
Oaktown Project Boundary
Mineral Control
Uncontrolled Property
Drill Hole Locations
Underground Mined Areas with 300' Barrier
Sandstone Channel
Major Road
Major Railroad
SCALE (ft)
0
6,000
12,000
FIGURE 5.1
MAP SHOWING
DRILL HOLE LOCATIONS
INDIANA NO. V SEAM
OAKTOWN MINING COMPLEX
Crawford and Lawrence Counties, Illinois
Knox and Sullivan Counties, Indiana
Prepared For
SUNRISE COAL, LLC
John T. Boyd Company
March 2022
Scale 1" = 12,000'

5-5

As shown, the thickness of the seam can range from less than a foot to over 12 ft across the Oaktown Mining Complex area. Average thickness of the Indiana V Seam for the project area is approximately 5.2 ft for the Oaktown Fuels No. 1 Mine area and 4.8 ft for the Oaktown Fuels No. 2 Mine area.

The results of the coal quality analyses from 723 samples are summarized in Table 5.2.

Table 5.2: Descriptive Statistics, Indiana V Seam Coal Quality
			Oaktown Fuels		Oaktown Fuels
			No. 1 Mine		No. 2 Mine
		Units	Raw	Clean	Raw	Clean

Float	Mean	%		88.7		87.9
	Minimum	%		59.1		51.6
	Maximum	%		98.3		97.9
	Standard Deviation			3.1		4.0

Ash	Mean	%	14.5	8.5	14.5	8.9
	Minimum	%	4.0	6.8	4.0	6.7
	Maximum	%	62.5	13.8	62.5	12.5
	Standard Deviation			0.8		0.6

Sulfur	Mean	%	4.9	3.5	4.9	3.1
	Minimum	%	0.6	2.3	0.6	1.0
	Maximum	%	14.0	5.0	14.0	5.6
	Standard Deviation			0.3		0.4

Heating Value	Mean	btu/lb	11,961	13,246	11,961	13,283
	Minimum	btu/lb	4,904	12,510	4,904	12,625
	Maximum	btu/lb	13,389	13,656	13,389	14,564
	Standard Deviation			105.6		120.0

Note: Raw and Clean coal qualities are provided on a dry basis.

Raw and clean (washed) coal quality data demonstrate the consistency of the Indiana V Seam as a high-sulfur, moderate ash coal.

5.4         Data Verification

For purposes of this report, BOYD did not verify historic drill hole data by conducting independent drilling in areas already explored. It is customary in preparing coal resource and reserve estimates to accept basic drilling and coal quality data as provided by the client subject to the reported results being judged representative and reasonable.

5-6

BOYD’s efforts to judge the appropriateness and reasonability of the source exploration data included reviewing a representative sample of drilling logs and coal quality test results for holes located in unmined portions of the Oaktown Mining Complex area. These records were compared with their corresponding database records for transcription errors, noting the vast majority of the information being consistent. Lithologic and coal quality data points were compared via visual and statistical inspection with geologic mapping.

BOYD’s review indicates that in general, Sunrise has performed extensive drilling and sampling work on the subject property, the work completed has been done so by competent personnel, and the amount of data available combined with wide-spread knowledge of the Indiana V Seam, is sufficient to confirm seam uniformity and continuity throughout the Oaktown Mining Complex deposit.

5-7

6.0         COAL RESOURCES AND RESERVES

6.1         Applicable Standards and Definitions

Unless noted, coal resource and coal reserve estimates disclosed herein are done so in accordance with the standards and definitions provided by S-K 1300. It should be noted that BOYD considers the terms “mineral” and “coal” to be generally interchangeable within the relevant sections of S-K 1300.

Estimates of coal resources and reserves are always subject to a degree of uncertainty. The level of confidence that can be applied to a particular estimate is a function of, among other things: the amount, quality, and completeness of exploration data; the geological complexity of the deposit; and economic, legal, social, and environmental factors associated with mining the resource/reserve. By assignment, BOYD used the definitions provided in S-K 1300 to describe the varying degree of certainty associated with the estimates reported herein.

The definition of mineral (coal) resource provided by S-K 1300 is:

Mineral resource is a concentration or occurrence of material of economic interest in or on the Earth's crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.

Estimates of coal resources are subdivided to reflect different levels of geological confidence into measured (highest geologic assurance), indicated, and inferred (lowest geologic assurance). See Glossary of Abbreviations and Definitions.

The definition of mineral (coal) reserve provided by S-K 1300 is:

Mineral reserve is an estimate of tonnage and grade or quality of indicated and measured mineral resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.

6-1

Estimates of coal reserves are subdivided to reflect geologic confidence, and potential uncertainties in the modifying factors, into proven (highest assurance) and probable. See Glossary of Abbreviations and Definitions.

Figure 6.1 shows the relationship between coal resources and coal reserves.

In this report, the term “coal reserves” represents the tonnage and coal quality of product coal that will be available for sale after beneficiation of the ROM coal.

6.2         Coal Resources

6.2.1         Methodology

Based on provided information, Sunrise’s coal resources (and coal reserves) estimation and modeling techniques consists of:

1.	Interpreted and correlated coal seam intercepts are compiled and validated. Seam thickness is aggregated and coal qualities are composited, based on assumed mining methods, for each data point.
2.	Boundaries of the respective resource classification regions are developed using the data points.
3.	ROM coal thickness and coal qualities for each data point are derived from the application of dilution parameters.
6-2

4.	Clean product qualities for each data point are derived from coal washability analysis and plant efficiency factors.
5.	The approved LOM design is subdivided into small mining blocks and sequenced using mine planning software.
6.

In-place, ROM, and clean product estimates of coal volume and qualities for each mining block are estimated within the mine planning software by linear least squares interpolation of the data points developed in Steps 1 and 2.

7.	The mining blocks (and associated volumetric data) are further subdivided by resource classification and property tract polygons.
8.	Relevant and periodic summaries are prepared by Sunrise to support planning and coal resource/reserve reporting.

6.2.2         Criteria

Development of the coal resource estimate for the Oaktown Mining Complex assumes mining using standard underground R&P methods and equipment, which have been utilized successfully at the Oaktown Mining Complex for over a decade.

A minimum mineable seam thickness of 4 ft was used to limit the coal resources of the Indiana V seam. There were not any other cut-offs applied.

6.2.3         Classification

Geologic assuredness is established by the availability of both structural (thickness and elevation) and quality information for the Indiana V Seam. Classification is generally based on the concentration or spacing of exploration data, which can be used to demonstrate the geologic continuity of the deposit. Table 6.1 provides the general criteria employed in the classification of the coal resources.

Table 6.1: Coal Resource Classification Criteria
Classification	Data Point Spacing
(Geologic Confidence)	Feet			Miles
Measured	0	–	4,400	0	–	0.83
Indicated	4,400	–	8,800	0.83	–	1.67
Inferred	8,800	–	16,000	1.67	–	3.03

Extrapolation or projection of resources in any category beyond any data point does not exceed half the point spacing distance.

6-3

BOYD reviewed the classification criteria employed by Sunrise with regards to data density, data quality, geological continuity and/or complexity, and estimation quality. The Indiana V Seam is well-known and of low complexity. We believe these criteria appropriately reflect the interpreted geology and the estimation constraints of the deposit. Coal resources in the Oaktown Mining Complex area are well-defined throughout nearly all areas of the mine plan. Observed drill hole spacing averages approximately 1,995 ft and generally ranges between 444 ft and 8,000 ft.

BOYD is of the opinion that there is a high degree of certainty (assurance) associated with each of the resource classifications.

6.2.4         Coal Resource Estimate

There are no reportable coal resources excluding those converted to coal reserves for the Oaktown Mining Complex. Quantities of coal controlled by Sunrise within the defined boundaries of the Oaktown Mining Complex which are not reported as coal reserves, are not considered to have potential economic viability; as such, they are not reportable as coal resources.

6.3         Coal Reserves

6.3.1         Methodology

Estimates of coal reserves are derived contemporaneously with estimates of coal resources for the LOM plans through the application of appropriate modifying factors. Economic viability of the coal reserves is subsequently confirmed via a LOM financial forecast.

The coal reserve estimates have been prepared using generally accepted industry methodology to provide reasonable assurance that the coal reserves are economic and recoverable at the time of evaluation.

6.3.2        Parameters and Assumptions

The following parameters and assumptions were relied upon to determine the coal reserves:

●	The underground operation is mined using R&P methods.
●	The mine plans were developed to address anticipated geologic, geotechnical, and hydrogeologic conditions.
●

Mining and processing parameters are revised periodically, to assure that the conversion of in-place coal to saleable product are: (1) in reasonable conformity with present and recent historical operational performance, and (2) reflective of expected mining and processing operations.

6-4

Mining recovery, which is dependent on numerous factors associated with R&P mining, historically ranges between 40 and 50% (averaging 44.4%) for the Indiana V Seam. Within the Oaktown Mining Complex’s LOM plan areas, the estimated average mining recovery is 46.1% for the Oaktown Fuels No. 1 Mine and 41.6% for the Oaktown Fuels No. 2 Mine. Theses recoveries are considered reasonable.

Clean coal estimates are based on coal washability data. These estimates have been conservatively adjusted downward to reflect practical yields achieved by the preparation plant. Salient coal preparation factors used to estimate the coal reserves include:

●	The preparation plant efficiency is 95%.
●	Sulfur content within clean coal estimates is adjusted upward by approximately 15% above washability data (consistent with historical clean coal processing results).
●	Product moisture was estimated at 13.0% (as-received basis).
●	The average product yield for the coal reserves is 69.5%.

Figure 6.2 depicts the estimated product yield for the Indiana V Seam across the Oaktown Mining Complex deposit.

6.3.3         Classification

Proven and probable coal reserves are derived from measured and indicated coal resources, respectively, in accordance with S-K 1300. BOYD is satisfied that the stated coal reserve classification reflects the outcome of technical and economic studies. Figure 6.3 illustrates the reserve classification of the Indiana V Seam within the Oaktown Mining Complex.

6.3.4         Coal Reserve Estimate

Sunrise’s estimated underground mineable coal reserves for the Oaktown Mining Complex total 71.4 million recoverable (clean) product tons remaining as of December 31, 2021. The coal reserves reported in Table 6.2 are based on the approved LOM plan which, in BOYD’s opinion, is technically achievable and economically viable after the consideration of all material modifying factors.

6-5

6-5

Figure 6.2

6-6

Q:\CAD_GROUP-jfg\3467.002\FIGURE 6-2.DWG

DISCLAIMER: This map is considered illustrative in its intended use and should not be used for mapping purposes or requirements under state or federal laws, regulations, or programs governing mine permitting and/or safety. This map was prepared based on information provided by others. John T. Boyd Company does not warrant or otherwise certify the accuracy of the location or the extent of such mining or the other features depicted hereon.
RAILROAD INDEX
Abbreviation | Name
CSXT | CSX Transportation, Inc.
INRD | The Indiana Rail Road Co.
CRAWFORD CO.
LAWRENCE CO.
SULLIVAN CO.
KNOX CO.
IL
IN
N
Freelandville Mine (Closed)
Oaktown Fuels No. 1
Oaktown Fuels No. 2
Oaktown Fuels No. 1 Mine
Oaktown Fuels No. 2 Mine
Oaktown Complex Coal Preparation Plant
Portal (Belt Slopes)
Portal (Shaft)
Portal (Shaft)
Oaktown
Bicknell
Vincennes
Sandstone Channel
CSXT (INRD)
CSXT
CSXT
BUSSERON CK
OLD
WABASH
MARIA
CK
SMALLS
SNAPP
CK
33
58
159
67
67
550
41
150
50
33
Legend
Indiana No. V Seam Yield (% as Dry Basis)
< 75
75 - 80
80 - 85
85 - 90
90 - 95
> 95
Mine Plan / Reserve Boundary
Oaktown Project Boundary
Mineral Control
Uncontrolled Property
Underground Mined Areas with 300' Barrier
Sandstone Channel
41 Major Road
CSXT Major Railroad
SCALE (ft)
0
6,000
12,000
FIGURE 6.2
MAP SHOWING
PRODUCT YIELD ISOPLETHS
INDIANA NO. V SEAM
OAKTOWN MINING COMPLEX
Crawford and Lawrence Counties, Illinois
Knox and Sullivan Counties, Indiana
Prepared For
SUNRISE COAL, LLC
John T. Boyd Company
March 2022
Scale 1" = 12,000'

6-6

Q:\CAD_GROUP-jfg\3467.002\FIGURE 6-3.DWG

DISCLAIMER: This map is considered illustrative in its intended use and should not be used for mapping purposes or requirements under state or federal laws, regulations, or programs governing mine permitting and/or safety. This map was prepared based on information provided by others. John T. Boyd Company does not warrant or otherwise certify the accuracy of the location or the extent of such mining or the other features depicted hereon.
RAILROAD INDEX
Abbreviation Name
CSXT CSX Transportation, Inc.
INRD The Indiana Rail Road Co.
SULLIVAN CO.
CRAWFORD CO.
KNOX CO.
LAWRENCE CO.
IL
IN
N
Freelandville Mine (Closed)
Oaktown
Oaktown Complex Coal Preparation Plant
Portal (Shaft)
Portal (Belt Slopes)
Oaktown Fuels No. 2 Mine
Oaktown Fuels No. 1 Mine
Oaktown Fuels No. 1
Oaktown Fuels No. 2
Portal (Shaft)
Bicknell
Vincennes
Sandstone Channel
BUSSERON CK
OLD
MARIA
CK
WABASH R
SMALLS
SNAPP
CSXT (INRD)
CSXT
33
58
159
67
41
550
150
50
Legend
Indiana No. V Seam Reserve Classification
Proven
Probable
Mine Plan / Reserve Boundary
Oaktown Project Boundary
Mineral Control
Uncontrolled Property
Underground Mined Areas with 300' Barrier
Sandstone Channel
Major Road
Major Railroad
SCALE (ft)
0 6,000 12,000
FIGURE 6.3
MAP SHOWING
RESERVE CLASSIFICATION
INDIANA NO. V SEAM
OAKTOWN MINING COMPLEX
Crawford and Lawrence Counties, Illinois
Knox and Sullivan Counties, Indiana
Prepared For
SUNRISE COAL, LLC
John T. Boyd Company
March 2022
Scale 1" = 12,000'

6-7

6-7

TABLE 6.2

ESTIMATED COAL RESERVES BY MINE AS OF 31 DECEMBER 2021
OAKTOWN MINING COMPLEX
Indiana and Illinois
Prepared For
SUNRISE COAL, LLC
By
John T. Boyd Company
Mining and Geological Consultants
March 2022

		Product Tons (millions)			Average Product Quality (As Received Basis)
			By Permit Status		%
								SO2	Heating
				Not	Total			(lbs/MM	Value
Control	Classification	Total	Permitted	Permitted	Moisture	Sulfur	Ash	Btu)	(Btu/lb)

Oaktown Fuels No. 1 Mine

Owned	Proven	-	-	-	-	-	-	-	-
	Probable	-	-	-	-	-	-	-	-
	Subtotal	-	-	-	-	-	-	-	-

Leased	Proven	40.1	40.1	-	13.0	3.5	7.4	6.0	11,519
	Probable	0.4	0.4	-	13.0	3.6	7.4	6.2	11,525
	Subtotal	40.5	40.5	-	13.0	3.5	7.4	6.0	11,519

Total	Proven	40.1	40.1	-	13.0	3.5	7.4	6.0	11,519
	Probable	0.4	0.4	-	13.0	3.6	7.4	6.2	11,525
	Total	40.5	40.5	-	13.0	3.5	7.4	6.0	11,519

Oaktown Fuels No. 2 Mine

Owned	Proven	-	-	-	-	-	-	-	-
	Probable	-	-	-	-	-	-	-	-
	Subtotal	-	-	-	-	-	-	-	-

Leased	Proven	29.7	25.3	4.4	13.0	3.3	7.9	5.7	11,540
	Probable	1.2	0.3	0.9	13.0	3.2	8.0	5.6	11,520
	Subtotal	30.9	25.6	5.3	13.0	3.3	7.9	5.6	11,540

Total	Proven	29.7	25.3	4.4	13.0	3.3	7.9	5.7	11,540
	Probable	1.2	0.3	0.9	13.0	3.2	8.0	5.6	11,520
	Total	30.9	25.6	5.3	13.0	3.3	7.9	5.6	11,540

Total - Oaktown Mining Complex

Owned	Proven	-	-	-	-	-	-	-	-
	Probable	-	-	-	-	-	-	-	-
	Subtotal	-	-	-	-	-	-	-	-

Leased	Proven	69.8	65.4	4.4	13.0	3.4	7.6	5.9	11,528
	Probable	1.6	0.7	0.9	13.0	3.3	7.8	5.8	11,522
	Subtotal	71.4	66.1	5.3	13.0	3.4	7.6	5.9	11,528

Total	Proven	69.8	65.4	4.4	13.0	3.4	7.6	5.9	11,528
	Probable	1.6	0.7	0.9	13.0	3.3	7.8	5.8	11,522
	Total	71.4	66.1	5.3	13.0	3.4	7.6	5.9	11,528

6-8

Coal reserves for the Oaktown Mining Complex are summarized by mine in Table 6.3.

Table 6.3: Coal Reserves Summary
	Product Tons (millions) by Classification
Mine	Proven	Probable	Total

Oaktown Fuels No. 1	40.1	0.4	40.5

Oaktown Fuels No. 2	29.7	1.2	30.9

Total	69.8	1.6	71.4

The reported coal reserves include only coal that is controlled by the company under lease agreement as of December 31, 2021. It should be noted that the Sunrise LOM plans assume approximately 20.2 million product tons of currently uncontrolled coals will be mined over the course of the operation. Given Sunrise’s historical ability to obtain mineral rights in advance of mining, the inclusion of this currently uncontrolled coal within the LOM plans for the Oaktown Fuels No. 1 and No. 2 Mines is reasonable. BOYD is not aware of any encumbrances, litigation, or orders which would hinder continued development of the property.

At the time of reporting, 66.1 million product tons, or over 92% of the reported reserves, are permitted for mining by appropriate federal and state regulatory authorities. The remaining 5.3 million product tons are not permitted. It is typical for mining permits to be periodically amended as mining progresses to add acreage (tonnage) in order to sustain coal production. It is reasonable to expect that all necessary permits to recover the coal will be successfully obtained in advance of mining.

The coal reserves of the Oaktown Mining Complex are well-explored and defined. It is our conclusion that over 96% of the stated reserves can be classified in the proven reliability category (the highest level of assurance) with the remainder classified as probable. Given the uniformity of the Indiana V Seam in and around the Oaktown Mining Complex, it is reasonable to assume that further exploration and testing will confirm the occurrence of coal reserves, resulting in an increase in the percentage of coal reported in the proven category.

6-9

Table 6.4 below summarizes the washed coal quality for each mine of the Oaktown Mining Complex. The reported coal reserves generally consist of high-sulfur moderate ash coal that may be used for steam purposes.

Table 6.4: Coal Reserves Product Quality Summary
	Average Product Quality (As Received Basis)
	%
Mine	Total Moisture	Sulfur	Ash	SO2 (lb/mmBtu)	Heating Value (Btu/lb)

Oaktown Fuels No. 1	13.0	3.5	7.4	6.0	11,519

Oaktown Fuels No. 2	13.0	3.3	7.9	5.6	11,540

Average	13.0	3.4	7.6	5.9	11,528

Figures 6.4 and 6.5, respectively, illustrate the product ash and product sulfur content over the Oaktown Mining Complex area. As shown, there are slight increases in both ash and sulfur content from southeast to northwest across the property.

The Oaktown Mining Complex is an established underground coal mining and processing complex with a consistent operating history. BOYD has assessed that sufficient studies have been undertaken to enable the coal resources to be converted to coal reserves based on current operating methods and practices. Changes in the factors and assumptions employed in these studies may materially affect the coal reserve estimate.

The extent to which the coal reserves may be affected by any known geological, operational, environmental, permitting, legal, title, variation, socio-economic, marketing, political, or other relevant issues has been reviewed as warranted. It is BOYD’s opinion that Sunrise has appropriately mitigated, or has the operational acumen to mitigate, the risks associated with these factors. BOYD is not aware of any additional risks that could materially affect the development of the reserves.

Based on our audit review, we have a high degree of confidence that the estimates shown in this report accurately represent the available coal reserves controlled by Sunrise, as of December 31, 2021.

6.3.5         Validation

BOYD independently estimated coal reserves for the Oaktown Mining Complex mine plan from geologic data and models provided by Sunrise. Based on our review of

6-10

6-11

Q:\CAD_GROUP-jfg\3467.002\FIGURE 6-4.DWG

DISCLAIMER: This map is considered illustrative in its intended use and should not be used for mapping purposes or requirements under state or federal laws, regulations, or programs governing mine permitting and/or safety. This map was prepared based on information provided by others. John T. Boyd Company does not warrant or otherwise certify the accuracy of the location or the extent of such mining or the other features depicted hereon.
RAILROAD INDEX
Abbreviation | Name
CSXT | CSX Transportation, Inc.
INRD | The Indiana Rail Road Co.
N
SULLIVAN CO.
CRAWFORD CO.
KNOX CO.
LAWRENCE CO.
IL
IN
Freelandville Mine (Closed)
Oaktown
Oaktown Complex Coal Preparation Plant
Portal (Shaft)
Portal (Belt Slopes)
Oaktown Fuels No. 2 Mine
Oaktown Fuels No. 1
Oaktown Fuels No. 2
Oaktown Fuels No. 1 Mine
Bicknell
Vincennes
Sandstone Channel
CSXT (INRD)
CSXT
BUSSERON CK
OLD
WABASH R.
MARIA
CK
SMALLS
SNAPP
33
41
150
50
67
550
58
159
SCALE (ft)
0
6,000
12,000
Legend
Indiana No. V Seam Ash (% as Dry Basis)
< 7.0
7.0 - 8.0
8.0 - 9.0
9.0 - 10.0
> 10.0
Mine Plan / Reserve Boundary
Oaktown Project Boundary
Mineral Control
Uncontrolled Property
Underground Mined Areas with 300' Barrier
Sandstone Channel
Major Road
Major Railroad

**FIGURE 6.4**
MAP SHOWING
PRODUCT ASH ISOPLETHS
INDIANA NO. V SEAM
OAKTOWN MINING COMPLEX
Crawford and Lawrence Counties, Illinois
Knox and Sullivan Counties, Indiana

Prepared For
**SUNRISE COAL, LLC**

John T. Boyd Company
March 2022
Scale 1" = 12,000'

6-11

Q:\CAD_GROUP-jfg\3467.002\FIGURE 6-5.DWG
DISCLAIMER: This map is considered illustrative in its intended use and should not be used for mapping purposes or requirements under state or federal laws, regulations, or programs governing mine permitting and/or safety. This map was prepared based on information provided by others. John T. Boyd Company does not warrant or otherwise certify the accuracy of the location or the extent of such mining or the other features depicted hereon.
RAILROAD INDEX
Abbreviation Name
CSXT CSX Transportation, Inc.
INRD The Indiana Rail Road Co.
SULLIVAN CO.
CRAWFORD CO.
KNOX CO.
LAWRENCE CO.
IL
IN
N
Freelandville Mine
(Closed)
Oaktown
Oaktown Complex Coal Preparation Plant
Portal (Shaft)
Portal (Belt Slopes)
Oaktown Fuels No. 2 Mine
Oaktown Fuels No. 1 Mine
Oaktown Fuels No. 1
Oaktown Fuels No. 2
Bicknell
Vincennes
Sandstone Channel
WABASH R.
MARIA CK
BUSSERON CK
SMALLS CK
SNAPP CK
CSXT (INRD)
CSXT
33
58
159
67
41
150
550
50
Legend
Indiana No. V Seam Sulfur (% as Dry Basis)
< 2.5
2.5 - 4.5
> 4.5
Mine Plan / Reserve Boundary
Oaktown Project Boundary
Mineral Control
Uncontrolled Property
Underground Mined Areas with 300' Barrier
Sandstone Channel
Major Road
Major Railroad
SCALE (ft)
0 6,000 12,000
FIGURE 6.5
MAP SHOWING
PRODUCT SULFUR ISOPLETHS
INDIANA NO. V SEAM
OAKTOWN MINING COMPLEX
Crawford and Lawrence Counties, Illinois
Knox and Sullivan Counties, Indiana
Prepared For
SUNRISE COAL, LLC
John T. Boyd Company
March 2022
Scale 1" = 12,000'

6-12

6-12

Sunrise’s well-documented geologic modeling and estimation techniques and the results of our data validation efforts (described earlier), we are of the opinion that Sunrises’ modeling procedures are reasonable and appropriate. We consider the LOM plan and economic forecast sufficiently detailed to support the estimate of coal reserves reported herein. Furthermore, it is BOYD’s opinion that there is a high degree of assurance associated with the stated coal reserves due to the current amount of exploration and sampling, mine planning, and economic analyses that have been completed on the Indiana V Seam within the Oaktown Mining Complex area.

6.3.6         Reconciliation with Previous Estimates

Figure 6.6 illustrates the comparison of Sunrise’s coal reserve estimates as of December 31, 2021, with the historical estimate of December 31, 2020:

The net decrease in reserves reflects: (1) revisions to mine plans and/or associated modifying factors as determined by Sunrise management or BOYD, (2) depletion through ordinary mining operations and inventory sales, and (3) exclusion of a small block of coal for which BOYD opines there does not exist reasonable prospects for economic extraction.

--------------------

[1] Note: BOYD has not done sufficient work to classify historical estimates as current coal resources or coal reserves and the issuer is not treating the historical estimate as current coal resources or coal reserves.

6-13

7.0        MINING OPERATIONS

7.1         Mining Method Description

Coal is produced by the Oaktown Fuels No. 1 and No. 2 underground mines using the R&P mining method. R&P mining is a partial extraction technique that recovers a portion of a coal seam. An illustration of a typical R&P mining operation is provided in Figure 7.1

R&P mining utilizes the systematic development of interconnected underground entries or openings with rectangular roadways that are driven in the coal seam and are typically supported by roof bolts installed in the immediate roof. The parallel mine entries are connected by crosscuts which result in a series of mine openings separated by solid coal pillars that support the main roof. R&P mining systems, which generally utilize CMs, can be used for coal production (like the underground mines of the Oaktown Mining Complex) or as a development technique to support longwall (LW) production. This flexible mining system is widely used across the US coal industry, at large and small mines with varying seam thicknesses and mining conditions.

7-1

A typical R&P production section will include one or two CM units, one to three roof bolting machines, and between two and three coal haulage machines (most commonly either ram cars [RC] or shuttle cars [SC]) per CM. The main piece of equipment is the CM, which is a heavy, steel framed machine (often over 40 tons) mounted on cat tracks, that operates on AC power. Key components of a CM include:

●	Electric and hydraulic motors which power the CM’s operation.
●	A tram mechanism that propels the machine.
●	A horizontally mounted, cylindrical cutting head used to cut the coal seam.
●	A pair of gathering arms that pick-up/clear away the mined material.
●	An internal conveyor system used to load the mined product into a haulage vehicle.

Although there have been ongoing advances in CM equipment technology, the basic R&P mining process has been utilized for decades and has remained largely unchanged over that time. The CM is used to extract the coal seam by mining a rectangular opening or “cut”. The cut typically ranges from 18 ft to 20 ft in width and extends the height of the coal seam plus some increment of extraneous non-coal roof and floor material extracted during the mining process (known as OSD). The depth that the CM cuts into the coal seam (i.e., the cut length) is dependent upon mining conditions, regulations, operating practices, etc. but is generally in the range of 15 ft to 40 ft. Shorter cuts are taken in areas where there are difficult roof conditions.

A critical element of R&P mining is the interaction between the CM, the roof‑bolting machine and supporting haulage units. Known as “place-changing”, the following steps will typically occur during mining cycle:

1.	The CM penetrates the cut. As the coal and associated OSD are extracted, the CM unit loads the broken material into one of the haulage vehicles/RC.
2.

Once fully loaded, the RC carries the product from the CM to a “feeder,” where the coal is discharged from the car and gradually metered onto a conveyor belt for transport out of the mine. The empty RC then trams back to the CM to be reloaded. While this is taking place, the second RC is subsequently loaded. If additional RCs are utilized, these units follow in sequence. This operating pattern continues until the coal volume within the cut is fully extracted.

3.	The CM then backs out of the cut and trams to the next location where the mining process is continued.
4.

After a cut is completed, the exposed roof in the cut (just completed by the CM) must be supported. A roof bolting machine trams into the freshly mined area, drills holes into the roof and installs roof bolts—steel rods that strengthen the integrity of the roof. The principle of roof bolting is to physically tie together the weaker individual layers of roof strata to create a single “laminated” unit of rock that is stronger than the unsupported strata.

[1] In instances where a CM is operating in thick seam conditions (i.e., the coal thickness is greater than 8 ft), the height of the cut may be less than the full thickness of the seam.

Place-change mining is an efficient form of R&P mining, although the process will routinely incur delays during a production shift (perhaps 5 to 20 minutes per occurrence, depending upon site-specific considerations). Where roof conditions permit (and approval is granted by regulatory agencies), mine operators will employ "deep cut" mining plans to reduce the impact of place-changing delays. Longer cuts (usually 30 ft to 40 ft in length) enable the CM to spend a greater portion of available shift time in cutting and loading activities.

7-2

Place-changing CM equipment has steadily evolved over the years via technological breakthroughs to become sophisticated, productive, and durable. Today’s state‑of‑the‑art CM units are equipped with efficient motors, computer diagnostics, solid‑state electronics, advanced remote-control systems, and scrubbing mechanisms (which preserve underground air quality by capturing a significant percentage of respirable dust that is generated by the breaking/grinding of coal and rock during the mining process). Ever-improving technological gains have resulted in dramatic improvements in productivity, machine availability, employee safety, and unit operating costs over the past four decades.

A R&P mine may operate a single production section, or multiple sections (like the mines of the Oaktown Mining Complex). This is dependent upon the size of the reserve, supporting infrastructure, capitalization, markets, etc. A variation of the traditional R&P place-changing method is the “super-section”. Under this system, the CM production section is equipped with two CM machines, two sets of haulage vehicles, and multiple roof bolters. Under this variation, each “super-section” essentially operates two production units per belt dumping point enhancing the productive output of the mine section. This variation of traditional R&P mining is employed at both Oaktown Fuels No. 1 and No. 2 Mines.

R&P extraction may be performed as either “first mining” or “secondary extraction”. First or “advance-only” mining is where a system of entries or openings are driven/advanced and the remaining coal pillars are left intact. Under this system, after a section has reached its intended advance distance, the section equipment is recovered and relocated to a new area, leaving the developed pillars untouched (i.e., no secondary mining of the pillars occurs). Reasons for employing this type of R&P mining may include equipment specifications, geological conditions, subsidence restrictions, operator preferences, etc.

7-3

Secondary extraction or “retreat mining” is the process whereby, after the mine workings have reached the end of the advance stage of mining, the direction of mining is reversed (i.e., the mine operator retreats towards the mouth of the production section, employing a prescribed series of cuts to sequentially recover coal from the pillars). Retreat mining systems can be complex and may include partial or full pillar extraction (which allows the roof to systematically collapse and subsequently results in subsidence of the overlying surface).

Reserve recovery (extraction ratio) varies at R&P mines. Generally, 40% to 50% extraction of the in-place coal is typical, with extraction ratios ranging from 30% to 70%. Retreat mining may or may not offer higher extraction ratios than advance only mining; actual recoveries are dependent upon pillar dimensions and a variety of operational considerations.

The Oaktown Fuels No. 1 Mine typically operates as a three to four super-section operation, and Oaktown Fuels No. 2 Mine typically operates as a two to three super‑section operation. Currently, the mines are performing first mining only; Sunrise has no projections for retreat mining in production panels within its LOM plan and has not historically utilized “retreat mining” at the Oaktown Mining Complex.

R&P mining has been one of the predominant approaches to mining the Indiana V Seam (within which Oaktown Mining Complex operates) for decades. Mining in the Oaktown Fuels No. 1 Mine, which first began production in 2009 and is the oldest of the Oaktown Mining Complex’s two operations, is largely identical to the practices used at the Oaktown Fuels No. 2 Mine. In terms of mining methodology, the application of R&P mining techniques at the Oaktown Fuels No. 1 and No. 2 Mines is viewed as a prudent operating decision based on: (1) the extent of the complex’s overall coal reserve base, (2) Sunrise’s targeted annual production levels, (3) the mines’ historic and expected mining conditions and seam orientation, and (4) the successful application of R&P technology at nearby historical and active mining operations. The use of R&P mining at the Oaktown Mining Complex is further justified based on Sunrise’s experience operating R&P mines and their reputation for having refined the technical, operational, and financial elements of this mining technique for site specific conditions over the years.

7-4

7.2          Mine Equipment and Staffing

7.2.1          Mine Equipment

The equipment utilized at the two Oaktown Mining Complex underground R&P mines is nearly identical to one another. This allows for synergies between the operations, including the sharing of equipment and critical spare parts. Additionally, mining equipment utilized by Oaktown Mining Complex is not unique to the ILB region (i.e., Oaktown Mining Complex’s mining equipment is similar to the equipment commonly used by competitor underground mines in the region).

Table 7.1 presents Oaktown Mining Complex’s projected number of CM super-sections for 2022 through 2038 according to BOYD’s conceptual LOM:

Table 7.1: Projected Number of Operating CM Sections

	Year
Mine/	2022	2035	2037
Production Section	- 2034	- 2036	- 2038

Oaktown Fuels No. 1 Mine
CM Sections	4	2	-

Oaktown Fuels No. 2 Mine
CM Sections	3	3	3

A listing of equipment typically employed by the two mines’ CM super-sections is shown in Table 7.2:

Table 7.2: Summary of Production Unit Equipment
Section Type	Equipment Type	Manufacturer	Quantity

CM Sections	Continuous Miner	Joy	2
	Shuttle Car/Ram Car	Joy, Stamler	2-3
	Bolter	Fletcher	1-3
	Scoop	Fairchild	1-3
	Power Center	Line Power	1-2
	Feeder	Joy, Stamler	1

Based on BOYD’s review of the Oaktown Mining Complex equipment and asset listings, the operations’ current complement of equipment is sufficient to meet the production levels projected for each of the operations over their conceptual LOM plans. Additionally, capital projections prepared by Sunrise have accounted for future equipment related expenditures to maintain production at forecasted levels. In BOYD’s opinion, all mining equipment utilized on the Oaktown Mining Complex CM super-sections is suitable for the mining conditions anticipated, as well as for the future proposed rates of production.

7-5

7.2.2          Staffing

Oaktown Mining Complex’s underground mines and coal preparation facility are staffed by a workforce primarily from the surrounding southwestern Indiana and southeastern Illinois areas. The workforce, which is comprised of both hourly and salary employees, has no labor affiliation (i.e., the Oaktown Mining Complex is union-free). Table 7.3 provides recent historical employment for each operational site:

Table 7.3: Historical Employment
	Employee	Employee Count by Year
Operational Site	Classifcation	2018	2019	2020	2021

Oaktown Fuels No. 1	Underground	301	296	300	286
	Surface	32	36	33	32
	Office	8	11	11	10
	Subtotal	341	343	344	328

Oaktown Fuels No. 2	Underground	265	249	215	263
	Surface	2	3	4	8
	Office	5	6	5	3
	Subtotal	272	258	224	274

Oaktown Complex CPP	Surface	59	72	61	68

Total Oaktown Complex		672	673	629	670

Source: MSHA Form 7000-2

Future employment levels are expected to resemble historical levels. Given Sunrise’s ability to hire and retain employees, staffing is not expected to hinder the Oaktown Mining Complex operations’ ability to achieve forecasted production levels.

7.3         Mine Production

7.3.1         Historical Mine Production

Historical mine production data for the two Oaktown Mining Complex underground R&P mines, based on publicly available information reported by MSHA, are detailed in Table 7.4, following this page.

7-6

TABLE 7.4
HISTORICAL PRODUCTION DATA
OAKTOWN FUELS MINING COMPLEX
Indiana and Illinois
Prepared For
SUNRISE COAL, LLC
By
John T. Boyd Company
Mining and Geological Consultants
March 2022

	Oaktown Fuels No. 1 Mine			Oaktown Fuels No. 2 Mine			Oaktown Mining Complex
			Tons per			Tons per			Tons per
Year	Tons (000)	Hours (000)	Emp-Hour	Tons (000)	Hours (000)	Emp-Hour	Tons (000)	Hours (000)	Emp-Hour

2021	3,489	732	4.8	2,147	626	3.4	5,636	1,358	4.2
2020	3,433	718	4.8	1,810	495	3.7	5,243	1,213	4.3
2019	4,167	816	5.1	2,298	637	3.6	6,464	1,453	4.4
2018	4,072	779	5.2	2,867	680	4.2	6,939	1,458	4.8
2017	3,684	784	4.7	2,547	608	4.2	6,231	1,392	4.5
2016	3,828	844	4.5	1,947	553	3.5	5,775	1,397	4.1
				-
2015	3,519	780	4.5	2,180	480	4.5	5,699	1,260	4.5
2014	3,341	739	4.5	2,092	378	5.5	5,433	1,117	4.9
2013	3,376	741	4.6	1,039	176	5.9	4,415	917	4.8
2012	2,754	709	3.9	-	50	-	2,754	759	3.6
2011	2,668	715	3.7	-	26	-	2,668	741	3.6

2010	1,015	333	3.0	-	11	-	1,015	344	2.9
2009	47	145	0.3	-	-	-	47	145	0.3
2008	-	33	-	-	-	-	-	33	-
Total	39,392	8,868	4.4	18,926	4,719	4.0	58,318	13,587	4.3

Notes:
(1) Employee Hours for each operation includes Underground, Surface at Underground, and Office Workers employees as listed by MSHA.
(2) Employees Hours for Oaktown Fuels includes all operational employee hours and additionally all preparation/mill site employee hours for each operation as listed by MSHA.
(3) Tons reported as Product Tons.

7-7

As a complex, Oaktown Mining Complex has produced a combined 58.3 million tons of clean coal during 2009 to 2021. Through the same period, the complex has recorded an average productivity level of 4.3 tons per employee-hour (TPEH). Figure 7.2 shows historic mining productivity for Oaktown Mining Complex and each mine individually since their start.

7.3.2         Forecasted Production

BOYD developed LOM plans for each of the Oaktown Mining Complex underground mines based on generally accepted engineering practices, and in alignment with historical and industry norms. It is BOYD’s opinion that the forecasted production levels for the Oaktown Mining Complex operations are reasonable, logical, and consistent with typical CM mining practices within the ILB and historical practices utilized by the Oaktown Mining Complex.

The Oaktown Mining Complex LOM plans (see Table 7.5) portray a consistent production output during 2022 through 2031 and then a decline in production as the number of CM units are reduced gradually as the mining reserves are depleted. In the aggregate, the Oaktown Mining Complex LOM plan projects the complex will produce approximately 131.6 million tons of ROM and approximately 91.6 million tons of clean coal over its operational horizon. Table 7.6 provides a summary of the forecasted production from each of the Oaktown Mining Complex mines during the next ten years (2022 to 2031).

7-8

TABLE 7.5

LIFE-OF-MINE PLAN COAL PRODUCTION SUMMARY
OAKTOWN FUELS MINING COMPLEX
Indiana and Illinois
Prepared For
SUNRISE COAL, LLC
By
John T. Boyd Company
Mining and Geological Consultants
March 2022

	Tons (000)
	Oaktown Fuels Mine No. 1		Oaktown Fuels Mine No. 2		Oaktown Mining Complex
Year	ROM	Product	ROM	Product	ROM	Product

2022	5,730	4,052	4,330	2,912	10,060	6,965
2023	4,371	3,174	4,472	3,060	8,843	6,234
2024	4,296	3,144	4,712	3,103	9,009	6,247
2025	4,440	3,249	4,291	2,845	8,731	6,094

2026	4,413	3,218	4,521	3,080	8,934	6,298
2027	4,263	3,128	4,270	2,858	8,533	5,986
2028	4,478	3,301	4,020	2,661	8,498	5,962
2029	4,632	3,386	3,847	2,545	8,479	5,931
2030	4,607	3,417	4,078	2,719	8,685	6,136

2031	4,552	3,335	4,168	2,824	8,721	6,159
2032	4,205	3,044	3,859	2,520	8,063	5,564
2033	4,159	3,000	4,273	2,846	8,432	5,846
2034	4,433	3,222	3,979	2,533	8,412	5,755
2035	1,985	1,424	4,119	2,770	6,103	4,194

2036	0.8	0.5	4,126	2,843	4,126	2,843
2037	-	-	4,128	2,813	4,128	2,813
2038	-	-	3,855	2,533	3,855	2,533
Total/Average	60,564	44,095	71,048	47,464	131,612	91,559

7-9

Table 7.6: Ten-Year Mine Production Plan

Mine/	ROM Production (000 Tons)
Production Section	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	Total

Oaktown Fuels No. 1
Subtotal	5,730	4,371	4,296	4,440	4,413	4,263	4,478	4,632	4,607	4,552	45,782

Oaktown Fuels No. 2
Subtotal	4,330	4,472	4,712	4,291	4,521	4,270	4,020	3,847	4,078	4,168	42,710

Oaktown Mining Complex
Total	10,060	8,843	9,009	8,731	8,934	8,533	8,498	8,479	8,685	8,721	88,492

BOYD projects that the Oaktown Mining Complex will produce approximately 88.5 million ROM tons during the immediate 10-year period.

Clean coal quality for Oaktown Mining Complex coal produced throughout the LOM plan is shown in Table 7.7, following this page; summary quality data for 2022 through 2031 is provided in the Table 7.8 below:

Table 7.8: Planned Ten-Year Product Coal Output

Production and Quality	Units	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	Total/ Average

Product Coal (tons 000)	Tons (000)	6,965	6,234	6,247	6,094	6,298	5,986	5,962	5,931	6,136	6,159	62,012
Yield (%)%		69.2	70.5	69.3	69.8	70.5	70.1	70.2	69.9	70.7	70.6	70.1

Product Coal Quality (arb)
Ash (%)%		8.4	7.6	7.8	7.6	7.5	7.4	7.3	7.2	7.2	7.3	7.6
Sulfur (%)%		3.5	3.4	3.2	3.4	3.4	3.4	3.4	3.3	3.3	3.3	3.4
Heating Value (Btu/lb)	Btu/lb	11,420	11,548	11,511	11,540	11,546	11,575	11,578	11,578	11,595	11,602	11,547
SO2 (lbs/MMBtu)	lbs/MMBtu	6.2	5.9	5.5	5.8	5.9	5.8	5.8	5.8	5.8	5.7	5.8

In general, Oaktown Mining Complex’s annual clean coal yield and quality is relatively consistent over the 10-year period; this consistency is in line with the local geology of the Indiana V Seam.

During the 10-year period, Oaktown Mining Complex is forecasted to produce approximately 62.0 million tons of clean coal. While it is expected that the mines will encounter local areas of high ash and/or sulfur from either individual mine, the aggregate product from Oaktown Mining Complex should see minimal impact. This reflects the fact that Oaktown Mining Complex’s infrastructure allows for the blending of each the individual mines’ segregated ROM product, thus mitigating the influence/impact that an individual mine or production unit (producing in a localized area of lesser coal quality) could have on the complex’s overall product quality

7-10

TABLE 7.7

LIFE-OF-MINE PLAN COAL QUALITY SUMMARY
OAKTOWN FUELS MINING COMPLEX
Indiana and Illinois
Prepared For
SUNRISE COAL, LLC
By
John T. Boyd Company
Mining and Geological Consultants
March 2022

				Product Quality (As-Received Basis)
	Production (Tons 000)		Plant Yield	Ash	Sulfur	Heating Value	SO2
Year	ROM	Product	(%)	(%)	(%)	(Btu/lb)	(lbs/MMBtu)

2022	10,060	6,965	69.2	8.4	3.5	11,419.7	6.2
2023	8,843	6,234	70.5	7.6	3.4	11,548.5	5.9
2024	9,009	6,247	69.3	7.8	3.2	11,510.7	5.5
2025	8,731	6,094	69.8	7.6	3.4	11,540.4	5.8

2026	8,934	6,298	70.5	7.5	3.4	11,546.4	5.9
2027	8,533	5,986	70.1	7.4	3.4	11,574.9	5.8
2028	8,498	5,962	70.2	7.3	3.4	11,578.4	5.8
2029	8,479	5,931	69.9	7.2	3.3	11,578.1	5.8
2030	8,685	6,136	70.7	7.2	3.3	11,594.6	5.8

2031	8,721	6,159	70.6	7.3	3.3	11,602.2	5.7
2032	8,063	5,564	69.0	7.5	3.4	11,544.2	5.9
2033	8,432	5,846	69.3	7.6	3.4	11,535.9	5.9
2034	8,412	5,755	68.4	7.7	3.3	11,530.1	5.8
2035	6,103	4,194	68.7	8.1	3.2	11,452.9	5.5

2036	4,126	2,843	68.9	8.4	3.3	11,439.9	5.7
2037	4,128	2,813	68.1	8.3	3.3	11,455.0	5.7
2038	3,855	2,533	65.7	8.3	3.3	11,459.3	5.7
Total	131,612	91,559	69.6	7.7	3.4	11,532.4	5.8

Min	3,855.4	2,533.1	65.7	7.2	3.2	11,419.7	5.5
Max	10,060.3	6,964.7	70.7	8.4	3.5	11,602.2	6.2

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7.3.3         Mining Recovery and Dilution Factors

The Oaktown Mining Complex’s underground R&P mines operate within the same geological setting and coal seam with little distinguishable differences. As such, the design of each mine is largely the same (e.g., mains width, panel width and length, and CM support pillars). As a result, mining recoveries within the individual mine plans are largely similar. The estimated mining recoveries for Oaktown Mining Complex generally range from 40% to 50%. Based on our review of Oaktown Mining Complex’s reserves by individual mining areas, it is BOYD’s opinion that the mining area recoveries utilized are reasonable and align with general engineering principles.

The proximity of the operations within the same geologic setting and coal seam also results in similar dilution factors for both Oaktown Mining Complex’s mines. The mining horizon targeted by each of the mines includes the main bench of the Indiana V Seam and any in-seam partings. Both mines traditionally operate within the seam as much as possible with little OSD.

The CM mains sections are more subject to sporadic OSD due to maintaining proper ventilation airways, airway intersection locations with planned undercasts, provide adequate clearances for belt transfers, etc., regardless of the targeted mining horizon thickness. These variances are more likely a result of mine infrastructure and design rather than fluctuations in geology.

7.3.4          Expected Mine Life

The LOM plan for each of the Oaktown Mining Complex mines’ operation was developed with input from both Sunrise and BOYD. The LOM plan was developed with consideration taken for mineral control and timing based upon forecasted production levels for each mine. The depicted general layout and mineral control for Oaktown Fuels No. 1 and No. 2 are shown in Figure 3.1.

The final year of the Oaktown LOM plan is 2038. While Oaktown Mining Complex is forecasted to operate through 2038, each mine has a different expected mining life. The

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following summary provides the expected mine life for each of the individual underground R&P mines:

Table 7.9: Mine Life Projection

Mine	Expected Life (years)	Last Year of Mining

Oaktown Fuels No. 1	14	2036
Oaktown Fuels No. 2	16	2038

Production units will start to decrease following 2031 as the recoverable reserves are gradually depleted at Oaktown Fuels No. 1 Mine with the final year of production being 2036 for the mine. Oaktown Fuels No. 2 Mine is scheduled to maintain three production units through the LOM plan until the reserves are exhausted in 2038 for both Oaktown Fuels No. 2 Mine, and resultantly, the Oaktown Mining Complex.

7.4         Other Mining Considerations

7.4.1         Mine Design

The ILB region utilizes a wide range of mining techniques for the extraction of coal including both surface and underground mining methods. However, the majority of coal mining production from the ILB region focuses largely on the Indiana V (Springfield) and Indiana VI (Herrin) Seams extracted through underground mining methods.

Given the large extent of reported coal reserves, overall good mining conditions, general coal seam consistency, consistent depth of cover, and relatively low population density on the overlying surface, the Oaktown Mining Complex is well suited for underground R&P mining. Mining plans for R&P mines without secondary extraction are relatively simple yet highly flexible. Unlike LW operations (having a rigid system), the Oaktown Fuels No. 1 and No. 2 Mines’ mining method allows for opportunity to alter the mining plan to avoid specific areas with adverse mining conditions (such as thin coal, poor roof, etc.) or poor coal quality (such as high sulfur, etc.). Mains and sub-mains are typically established in areas where confidence is highest regarding good mining conditions, roof conditions, coal thicknesses, etc. Panels are then developed out to a desired length (whether that be operationally, or engineering based) or until adverse mining conditions or poor coal quality warrant the cessation of development. When the mine panels reach the end of their advance stage of mining, the mine operator removes the production equipment and reinstalls to another location within the mine to commence production.

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The Oaktown Mining Complex is approved for “first only” mining, and Sunrise has no intentions of employing secondary (retreat) mining methods at either of the operations. The use of “first only” mining is common for the ILB region R&P underground mines. There remains substantial public and environmental group opposition to mining in general, however this is more particularly targeted towards LW mining and secondary mining (retreat mining) and the effects of subsidence on surface structures and, more recently, perennial streams. The Oaktown Mining Complex is shielded from a portion of this opposition given the implementation of “first only” mining methods. While there are likely to be some instances of heightened environmental and communal concern regarding mining within the Oaktown Mining Complex plans, Sunrise has historically demonstrated the ability to apply for and obtain the necessary permits for continued mining within their controlled coal reserves, even while being met with some environmental pushback.

7.4.2         Mining Risk

Underground R&P mines face two primary types of operational risks. The first category of risk includes those daily variations in physical mining conditions, mechanical failures, and operational activities that can temporarily disrupt production activities. Several examples are as follows:

●	Roof control problems and roof falls.
●	Water accumulations/soft floor conditions.
●	Ventilation disruption and concentrations of methane gas.
●	Variations in seam consistency, thickness, and structure.
●	Failures or breakdowns of operating equipment and supporting infrastructure.
●	Weather disruptions (power outages, inability to load barges due to flooding of rivers, etc.).

The above conditions/circumstances can adversely affect production on any given day, but are not regarded as “risk issues” relative to the long-term operation of a mining operation. Instead, these are considered “nuisance items” that, while undesirable, are encountered on a periodic basis at virtually all mining operations. Engineered mining plans and projections for the Oaktown Mining Complex appear to incorporate generally‑accepted industry and Sunrise historical performance levels as a basis, and thereby mitigate the likelihood that the mines will experience such disruptions to production operations to the extent that they have previously occurred. BOYD does not regard the issues listed above as being material to the Oaktown Mining Complex mining operations or otherwise compromising the forecasted performance.

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The second type of risk is categorized as “event risk.” Items in this category are rare, but significant occurrences that are confined to an individual mine, and ultimately have a pronounced impact on production activities and corresponding financial outcomes. Examples of event risks are major fires or explosions, floods, or unforeseen geological anomalies that disrupt extensive areas of underground mine workings and require alterations of mining plans. Such an event can result in the cessation of production activities for an undefined but extended period (measured in months, and perhaps years) and/or result in the sterilization of coal reserves.

The US mining industry has made tremendous strides in enhancing employee safety and reducing the likelihood of fires, explosions, and other dramatic events over the past several decades. Underground R&P mining is largely a predictable and safe industry. BOYD does not regard the Oaktown Fuels No. 1 and No. 2 mining operations and mine plans as being particularly risky, inadequately managed, or otherwise susceptible to major events. There is no basis to predict or otherwise anticipate major operational shortfalls and/or extraction of coal reserves at the subject mining operation.

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8.0         PROCESSING OPERATIONS

8.1         Overview

The centrally located Oaktown Complex CPP is designed to process the combined ROM output produced by Oaktown Mining Complex’s two underground R&P mines. Comprised of ROM coal stockpile areas, a coal processing plant, clean coal storage, a rail loadout facility, and truck scales/loading, the approximate 150‑acre processing complex is located within proximity of the active operations.

The Oaktown Complex CPP first began operation as the coal washing facility for the Oaktown Fuels No. 1 Mine in 2009. In 2013, major renovations were made to the Oaktown Complex CPP to accommodate additional tonnage supplied from the newly developed Oaktown Fuels No. 2 Mine. Major process upgrades focused on adding a second 800 TPH circuit, increasing total CPP throughput capacity to 1,600 TPH.

While the capacity of the facility has grown, the coal preparation process at Oaktown Complex CPP, like other preparation plants in the ILB mining region, has largely remained unchanged since commissioning. Processing circuits within the Oaktown Complex CPP consist of heavy media bath, heavy media cyclones, hydro-spirals, and froth flotation. Straightforward when compared to many other mineral processing techniques, the coal process is largely based on separating rock material from coal material contained in the raw coal feed by mechanically reducing the size of the feed and utilizing the materials’ different densities to gravitationally separate one from the other. Largely, the process requires water, magnetite, and frothing agents.

ROM coal arrives directly to the complex from the Oaktown Fuels No. 1 and No. 2 mines via two independent slope conveyor belts. There are two ROM coal storage areas that provide approximately 1.2 million tons of above-ground storage capacity for the Oaktown Mining Complex underground mines. The ROM coal storage areas enable each mine to provide their plant feed separately to the preparation facility, or to be combined for a blended product. The clean coal product is dried with screen-bowl centrifuges. Processed product is then transported via overland conveyor belt just over 1 mile to the north and stored at the open-air clean coal storage area. The main clean coal storage area has a capacity of approximately 980,000 tons, with an auxiliary clean coal storage located adjacently (capacity of approximately 290,000 tons) that can be utilized as necessary.

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Clean coal is sampled and loaded into 120-car unit trains through a flood load system. The Oaktown Complex CPP is served by both CSX and INRD via a short rail spur that connects the complex’s double loop rail system with the mainline rail just north of Oaktown, Indiana. Two rail sidings are employed to facilitate railroad transportation logistics and allowing the accommodation of two-unit trains at any time.

Following this page are Figure 8.1, which provides an aerial overview of the preparation facility area, and Figure 8.2, which provides a generic flow sheet of the CPP and related facilities.

8.2         Historical Operation

Due to the evolution and enlargement of Sunrise’s Oaktown Mining Complex operations, the Oaktown Complex CPP underwent modification and expansion to accommodate the complex’s increased coal production and washing requirements. The plant’s expanded capacity is evidenced by its current average annual plant feed, which has grown from approximately 6.2 million tons processed in 2012-2013, to an average plant feed of 8.6 million ROM tons between 2017 to 2021.

The Oaktown Complex CPP has historically produced a very consistent clean coal product that possesses medium ash and high sulfur characteristics and between 11,000 to 12,000 Btu per lb on an as received basis. The plant’s ability to blend raw coal production from the two underground mines into a singular plant feed allows for both more consistent plant operation and coal product qualities.

8.3         Future Operations

Sunrise intends to utilize the Oaktown Complex CPP throughout the LOM. Table 8.1 summarizes the near-term (2022 to 2026) planned production from the Oaktown Complex CPP.

Table 8.1: Planned CPP Operations

	2022	2023	2024	2025	2026	Average

Plant Production
Plant Feed (000 Tons)	10,060	8,843	9,009	8,731	8,934	9,115
Clean Coal Produced (000 Tons)	6,965	6,234	6,247	6,094	6,298	6,367
Yield (%)	69.2	70.5	69.3	69.8	70.5	69.9
Product Coal Quality:
Ash (%)	8.4	7.6	7.8	7.6	7.5	7.8
Sulfur (%)	3.5	3.4	3.2	3.4	3.4	3.4
Heating Value (Btu/lb)	11,420	11,548	11,511	11,540	11,546	11,511
SO2 (lbs/MMBtu)	6.2	5.9	5.5	5.8	5.9	5.9

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Figure 8.1

8-3

N
U-31 Surface Permit Area
CSXT (INRD) Railroad
Railroad Loop
Clean Coal Loadout
Overland Conveyor
Oaktown
CSXT RR
150
41
Slurry Impoundment
Coal Preparation Plant
Oaktown No. 2 Mine Box Cut and Slope Portal
Raw Coal Stockpile
Oaktown No. 1 Mine Box Cut and Slope Portal
Office/Shops/Warehouse
SCALE (ft)
0
900
1800
Image Source : Natural Agriculture Imagery Program (NAIP).

**FIGURE 8.1**

AERIAL MAP

Showing

OAKTOWN COMPLEX

PREPARATION PLANT FACILITIES

Knox County, Indiana

Prepared For

**SUNRISE COAL, LLC**

John T. Boyd Company

March 2022

Scale 1" = 1,800'

Q:\CAD_GROUP-jfg\3467.002\FIGURE 8-1.DWG

8-3

Figure 8.2

8-4

Q:\CAD_GROUP-jfg\3467.002\FIGURE 8-2.DWG

18" x 0 ROM Feed
Rotary Breaker
Breaker Reject
Breaker Collecting Conveyor
Belt Magnet
3" x 0
Plant Feed Conveyor
Magnetic Separator
Dense Medium Cyclone
Double-Deck Desliming Screen w/Sieve Bend
Double-Deck Reject D&R Screen w/Sieve Bend
Double-Deck Product D&R Screen w/Sieve Bend
2" x 3/4"
3/4" x #30
3/4" x #16
Reject Centrifuge
Product Centrifuge
Magnetite Bin
2" x #16
Belt Filter Press
Reject Collecting Conveyor
Water-Only Cyclones
Triple-Start Coal Spirals
Classifying Cyclones
2-Stage Fine Coal Sieve Bends
Froth Flotation Cells
Screenbowl Centrifuge
Clean Coal Collecting Belt
Make-up
Thickener
To Process
Underflow Pump
Tailings Surge & Mixing Tank
DMC Correct Medium Sump & Pump
DM Cyclone Sump & Pump
DMC Dilute Medium Sump & Pump
Water-Only Cyclone Sump & Pump
Classifying Cyclone Sump & Pump
Effluent Sump & Pump

**FIGURE 8.2**

GENERIC FLOWSHEET
DENSE MEDIUM CYCLONE / SPIRAL / FLOTATION
OAKTOWN COMPLEX
COAL PREPARATION PLANT FACILITY
Knox County, Indiana

Prepared For
**SUNRISE COAL, LLC**

John T. Boyd Company | March 2022 | No Scale

Source : Coal Preparation Workshop, May 2012, Lexington, Ky., with Additions from John T. Boyd Company.

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When compared to Oaktown Complex CPP’s historical operation, the plant feed and clean coal production forecasts for the forward five-year period fall within the current plant’s operating capacities. Annual plant feed and clean coal production tonnages over the balance of the LOM are within the capacities of the Oaktown Complex CPP.

8.4         Conclusion

Based on our review of historical processing data and forecasts of future production, it is BOYD’s opinion that the present processing methods found at Oaktown Complex CPP will be sufficient for future processing of coals at Oaktown Mining Complex.

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9.0         MINE INFRASTRUCTURE

9.1         Mine Surface Facilities

Operations at each of the two Oaktown Mining Complex underground mines are supported by multiple surface facilities located within the areal proximity of the mines’ reserve boundary. Major surface infrastructure elements include: engineering and business offices, personnel bathhouses, parking areas, supply yards, warehouse buildings, ventilation fan structures, ventilation air shafts, high voltage power distribution stations, and primary underground access points, including slope tunnels (for transporting supplies underground/conveying ROM coal to the surface) and mine portals (shafts for transporting employees/supplies underground). Figure 3.1 provides a general location map highlighting the layout of the two Oaktown Mining Complex underground mines and the surface location of their primary deep mine access points. Each of the Oaktown Mining Complex underground R&P mines maintain their own separate surface facilities. In terms of industry standards, the Oaktown Mining Complex operations’ surface infrastructure is comparable to facilities typically found within the ILB mining region.

The current surface facilities located at each of the mines are well constructed and have the necessary capacity/capabilities to support the Oaktown Mining Complex’s near-term mining plans. Longer term, as the individual mines progress beyond their near-term mine plans and the location of future mining activities is centered outside the physical and/or operationally efficient limitations of the existing infrastructure, additional surface facilities of comparable design may be required to support continued mining (refer to Chapter 11 for a discussion regarding Sunrise’s expectations for future capital expenditures).

Given Sunrise’s demonstrated ability to steadily construct its expanding surface facility infrastructure in a timely fashion (relative to underground mine production), the need for continued surface facilities at the mines of Oaktown Mining Complex is not seen as a hindrance for the execution of the LOM plans.

All ROM output from the Oaktown Mining Complex mines is processed in the Oaktown Complex CPP, which is discussed in Chapter 8.

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9.2         Oaktown Complex Refuse Facility

The Oaktown Complex refuse facility serves as the disposal location for all waste rock (coarse coal refuse) and a portion of fine coal slurry (fine coal refuse) produced during the processing of ROM coal from the two Oaktown Mining Complex underground R&P mines. The majority of the fine coal slurry is transported overland via a network of pumps and pipelines for underground disposal within mined-out void areas. The current Oaktown Complex refuse facility encompasses more than 320 permitted acres located adjacent to the Oaktown Complex CPP and across the Oaktown Mining Complex surface (i.e., to facilitate slurry injection).

The Oaktown Complex refuse facility includes one main disposal area for coarse coal refuse and surface fine coal refuse disposal. In addition to the one main disposal area, multiple underground slurry injection locations are located across the Oaktown Mining Complex to utilize void space within mined out areas of the Oaktown Fuels No. 1 and No. 2 Mines. Table 9.1 details the capacity of the Coal Refuse Disposal Area (CRDA) sites servicing the Oaktown Mining Complex operations.

According to forecasted LOM coal refuse disposal requirements, currently permitted refuse areas can accommodate coarse disposal through approximately 2031 and fine coal refuse disposal through 2025.

Sunrise representatives indicated that the fine refuse disposal plan post-2025 and coarse refuse disposal plan post-2031 will be based on proven practices and approaches. Sunrise has historically demonstrated the ability to operate the refuse facility and injection sites in a prudent manner, obtain associated permits, and to execute construction of disposal areas (injection sites) in a timely fashion. It is BOYD’s opinion that Sunrise’s staged injection disposal through 2025 will meet the practices demonstrated by other industry peers.

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At this time, lack of a properly staged and detailed fine coal refuse disposal plan post-2025 and coarse refuse disposal plan post-2031 is not seen as a major hindrance to Oaktown Mining Complex meeting the LOM plans.

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10.0     MARKET ANALYSIS

10.1         Indiana Coal Industry Background

The following section provides a brief description of the Indiana coal mining industry.

10.1.1         Coal Reserves

The coalfield of Indiana covers an area of 6,500 square miles in the southwestern portion of the state forming the east-central portion of the ILB. The configuration of the coal-bearing area in Indiana is roughly triangular in shape, with a maximum east-west width of approximately 80 miles along the Ohio River and extending approximately 200 miles to the north to Benton County. The state’s coal‑bearing strata dip in a southwesterly direction at about 30 ft per mile toward the center of the ILB in southeastern Illinois.

According to the Indiana Geological Survey, Indiana’s total coal geological resources are approximately 57 billion tons, of which 17 billion tons is recoverable using current technology. A distribution by mining method suggests 88% of the state’s mineable resources (15 billion tons) are recoverable by underground mining techniques with the balance recoverable by surface mining. Based on current production rates, Indiana's 17 billion tons of available mineable coal resources could last more than 500 years. Twenty counties within, or partly within, the Indiana coalfield have significant coal resources. As seen in Table 10.1, coal production within the state has been primarily centered within Sullivan, Knox, and Gibson counties over the past five years:

Table 10.1: Historical Indiana Production by County (Tons 000)
County	2016	2017	2018	2019	2020	Through Q3 2021
Sullivan	7,287.1	7,271.2	7,290.5	8,302.3	5,322.3	4,389.9
Knox	5,899.9	6,231.3	6,938.5	6,464.4	5,243.0	4,215.0
Gibson	8,192.3	10,115.5	11,985.7	10,210.7	4,469.1	3,521.8
Warrick	3,771.3	4,236.9	4,512.1	2,774.4	2,313.9	1,843.4
Daviess	1,112.8	1,371.7	2,189.2	2,063.1	2,101.2	48.6
Clay	334.7	381.1	265.8	272.0	253.0	108.7
Pike	852.1	223.2	-	363.5	118.4	10.2
Dubois	1,301.5	1,477.4	1,542.7	1,169.1	111.4	7.7
Spencer	-	-	-	-	10.1	-
Greene	14.9	-	-	-	-	-
Ohio	212.4	-	-	-	-	-
Vigo	-	-	-	-	-	-
Total	28,979.1	31,308.2	34,724.5	31,619.5	19,942.4	14,145.3
Source: MSHA

Currently, the Indiana V (Springfield) and VII (Danville) are the Indiana coal seams most extensively mined, although limited mining is also conducted in the Colchester and Survant seams. The Indiana VI (Herrin), which is one of the predominant economically mineable seams of the ILB, has limited presence within Indiana.

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10.1.2         Coal Quality

Coal produced in Indiana is typically a medium to high volatile (25% to 30+%) bituminous rank coal with medium to high thermal content (i.e., ranges from approximately 11,000 to 11,500 Btu/lb) and relatively high sulfur content. The primary market for Indiana coal is the in-state coal-fired utility market. The following lists the average Indiana coal quality for coal shipped to domestic coal-fired generating plants that burned Indiana coal in 2020 (i.e., U.S. Energy Information Administration [EIA] coal delivery data):

Table 10.2: 2020 Quality Specifications for Indiana Coal Shipped to Domestic Utilities
	Btu/lb	Sulfur (%)	Ash (%)

Wt. Avg	11,302	2.84	8.9
Min	10,760	0.87	5.0
Max	12,020	5.20	13.5

Source: EIA Form 923

Relative to chlorine content, Indiana coals are generally advantaged by relatively low levels of chlorine across the mining region. A summary of Indiana coal quality, including available chlorine content data derived from studies completed by the US Geological Survey and other sources, are summarized below:

Table 10.3: Indiana Coal Quality by County of Origin
County	Btu/lb	Sulfur (%)	Ash (%)	Cl (%)
Clay	10,855	0.75	9.0	0.025
Daviess	11,712	2.82	7.1	0.020
Gibson	11,395	2.64	8.0	0.031
Dubois	11,101	3.05	10.3	0.036
Knox	11,525	3.12	8.2	0.037
Pike	11,203	2.88	8.6	0.020
Spencer	10,544	1.65	9.2	na
Sullivan	11,134	2.80	9.2	0.032
Warrick	11,274	3.49	9.0	0.023

By comparison, the chlorine content of the Illinois No. 5 (Springfield) and No. 6 (Herrin) coal seams, which are the two seams mined extensively throughout Illinois, typically ranges from 0.1% to 0.6%. Coals having chlorine content above 0.3% is found to cause damaging boiler corrosion, a fact that negatively impacts the marketability of high‑chlorine coal produced in Illinois.

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10.1.3         Transportation

ILB coal producers are supported by a multi-modal transportation infrastructure system capable of moving coal to end users by truck, rail, and barge (operating alone and/or in combination). Class I railroads operating in the region include the Union Pacific, CSX, NS, and the Canadian National. The ILB is also supported by several regional short-line railways. In many instances, due to geographic location of the mine in relation to the end-user or river loading facility, rail delivery must be conducted via multi-line movements. Any coal movement could involve multiple rail-line hauls, third-party controlled river loading facilities, short rail haul distances or long truck haul distances.

Multiple transportation carriers and multiple transportation modes can have a significant influence on overall delivered costs. Situations can arise where two mines can be in fairly close proximity with one another, but one has a decided transportation advantage based on its access to a particular rail service provider.

Several coal producers in the basin have direct or indirect access to the inland waterway system providing river borne transportation options on the Green, Ohio, and/or Mississippi rivers. Mines located in western Kentucky are generally better suited to direct river loading than those in Indiana and Illinois.

The Indiana coal fields are crossed by numerous roads and railroads. Feeder lines from Class 1 railroads support numerous loadout facilities found in the State’s coal-producing counties. In addition, a well-developed network of federal and state highways cross the coal-producing region (as well as a supporting system of secondary all weather roads) and provide adequate truck hauling capacity.

10.1.4         Production Evolution

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The following table illustrates the progression of Indiana’s coal producers and their associated mines operating over the period 2016 to Q3 2021:

Table 10.4: Historical Indiana Coal Production and Mine Count
							2021
		2016	2017	2018	2019	2020	through Q3
ARLP	Tons (000)	3,943	5,956	7,878	7,052	2,191	2,353
	No. Mines	2	2	3	3	2	3

Blackhawk/Triad Mining	Tons (000)	791	2	-	-	-	-
	No. Mines	5	5	-	-	-	-

Peabody Energy	Tons (000)	14,130	14,106	13,553	12,383	9,300	7,402
	No. Mines	5	4	4	4	4	4

Sun Energy Group	Tons (000)	76	118	156	117	12	-
	No. Mines	1	1	1	2	2	-

Sunrise Coal	Tons (000)	6,113	6,612	7,609	8,221	5,636	4,324
	No. Mines	4	4	4	4	4	3

United Minerals Co.	Tons (000)	218	301	184	-	-	-
	No. Mines	2	2	2	-	-	-

White Stallion Energy	Tons (000)	3,480	4,134	4,925	3,659	2,329	66
	No. Mines	5	5	5	5	5	5

Other	Tons (000)	227	80	419	187	475	-
	No. Mines	3	3	2	2	3	-

Total	Tons (000)	28,979	31,308	34,725	31,620	19,942	14,145
	No. Mines	27	26	21	20	20	15
Source: MSHA

In 2016, Indiana’s coal industry produced approximately 29 million tons from 27 mines. By 2020, the number of operating mines decreased by 26% (to 20) while coal production from the State declined by 31% (to 20 million tons). The modest production rationalization that ensued over the fived-year period was primarily driven by the closure of less productive, marginal operations. During this period, only Peabody Energy, Sunrise, and Alliance Resource maintained relatively consistent operations in the Indiana coalfields.

10.1.5         Mining Methodology

Indiana coal operators utilize traditional surface and underground mining technology to produce nearly 20 million tons annually. Surface mines primarily employ truck/shovel operations and draglines (at select mines); underground mines typically utilize continuous miners in R&P and/or super-section applications. There are no LW operations in Indiana. Historical state coal production by mining method is shown in Figure 10.1:

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In 2001, Indiana coal output totaled 37 million tons. In that year, approximately 80% (29.4 million tons) was produced from surface operations. Due to the depletion of mineable reserves with economic stripping ratios, as well as the encroachment of urban and farm development over time, coal mining in Indiana has gradually shifted towards underground operations. In 2020, of the 19.9 million tons produced, approximately 54% (10.8 million tons) was attributed to surface mines.

10.1.6         Coal Demand by Market

Historically, coal produced from mines in Indiana has been used primarily for electric power generation with the balance directed into the industrial coal market (including process heat, steam, and space heating). A major portion of the Indiana coal industry is located on or near major Class 1 railroads, enabling coal suppliers to service the regional markets and/or some out of state customers. In 2020, Indiana coal mines supplied approximately 19.9 million tons into the general coal market. Of the total Indiana coal sales, approximately 19.1 million tons (or 96%) went to electric generators, with the remaining balance shipped to industrial customers (e.g., cement and sugar plants). The distribution of Indiana coal shipments by market sector for the past five years is shown in the following table:

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Table 10.5 : Distribution of Indiana Coal Shipments by Market Sector
	2016		2017		2018		2019		2020
Market Segment	Tons (000)%		Tons (000)%		Tons (000)%		Tons (000)%		Tons (000)%
Domestic Coke Plants	19	0.1	-	-	-	-	-	-	-	-
Electric Power Sector	28,321	95.9	28,331	92.8	28,290	85.9	26,024	90.1	19,133	95.1
Industrial Plants *	956	3.2	753	2.5	728	2.2	668	2.3	670	3.3
Commercial	53	0.2	43	0.1	50	0.2	52	0.2	35	0.2
Export Market	172.00	0.6	1,400	4.6	3,860	11.7	2,147	7.4	285	1.4
Total	29,521	100.0	30,527	100.0	32,928	100.0	28,891	100.0	20,123	100.0

* Excluding coke.
Source: EIA

In the past five years, Indiana coal had a limited presence in the international export markets. The majority of Indiana produced thermal coal is shipped to electricity generating plants in Indiana. Table 10.6 details historical Indiana thermal coal shipments by state and generating station:

Table 10.6 : Historical Indiana Coal Deliveries to Utility Market by Destination State (Tons 000)
	2017		2018		2019		2020		2021 (Jan-Oct)
Plant State	Tons (000)	No. of Plants	Tons (000)	No. of Plants	Tons (000)	No. of Plants	Tons (000)	No. of Plants	Tons (000)	No. of Plants
Indiana	21,183	10	20,981	9	19,006	10	15,619	9	11,947	8
Kentucky	2,174	8	2,119	8	1,462	6	965	3	939	2
Florida	1,851	5	1,183	3	1,246	3	984	3	1,180	3
Ohio	1,706	2	1,399	2	763	2	-	-	-	-
Alabama	303	2	467	2	447	2	-	-	-	-
Tennesse	667	2	746	2	998	3	389	2	197	2
Georgia	24	2	354	2	1,153	2	509	1	208	1
Illinois	1	1	1	1	1	1	1	1	165	1
Michigan	-	-	53	1	107	1	106	1	53	1
N Carolina	412	3	885	1	829	2	560	1	341	1
New York	11	1	-	-	-	-	-	-	-	-
S Carolina	-	-	104	1	13	1	-	-	-	-
Total	28,332	36	28,291	32	26,025	33	19,133	21	15,030	19

Percentage of Utility Deliveries by State
Indiana	74.8		74.2		73.0		81.6		79.5
Kentucky	7.7		7.5		5.6		5.0		6.2
Florida	6.5		4.2		4.8		5.1		7.9
Ohio	6.0		4.9		2.9		-		-
Others	5.0		9.2		13.6		8.2		6.4
Total	100.0		100.0		100.0		100.0		100.0
Source: EIA Form 923

10-6

In 2020, Indiana thermal coal directed into the domestic US utility market totaled 19.1 million tons. Of this amount, generating plants operating in Indiana consumed 15.6 million tons or approximately 82% of Indiana’s total thermal coal deliveries.

10.2         Sunrise Coal

10.2.1         Product Specification

Sunrise’s primary product from their main mining operations is a thermal coal that is directed into the US generation market. Indicative quality specifications for Sunrise by mine are shown in Table 10.7:

Table 10.7: Indicative Thermal Coal Quality
	Oaktown Mine 1	Oaktown Mine 2	Ace in the Hole
Lbs SO2	6.0	5.6	2.0
Sulfur %	3.5	3.2	1.1
Heating Value Btu/lb	11,500	11,600	11,100

Source: Hallador Energy Company 2020 10-K

The thermal coal produced by Sunrise is currently used by electricity generators and some domestic industrial customers.

10.2.2         Primary Markets

Sales into the domestic thermal coal market is Sunrise’s primary focus, accounting for over 97% of the company’s annual coal production tonnage over the past five years. A summary of Sunrise’s 2016–2020 deliveries by state is summarized in Table 10.8 below:

Table 10.8: Sunrise Coal Deliveries to Utility Market by Destination State (Tons 000)
	2016		2017		2018		2019		2020
Plant State	Tons (000)	No. of Plants	Tons (000)	No. of Plants	Tons (000)	No. of Plants	Tons (000)	No. of Plants	Tons (000)	No. of Plants
Indiana	5,266	8	4,207	8	5,206	9	5,547	8	4,184	6
Kentucky	56	1	500	1	302	1	183	2	-	-
Florida	1,248	2	1,848	4	1,081	2	1,158	1	891	2
Alabama	-	-	-	-	162	1	-	-	-	-
Tennesse	-	-	-	-	12	1	198	1	47	1
Georgia	-	-	-	-	65	1	611	1	493	1
N Carolina	-	-	-	-	409	1	335	2	103	1
S Carolina	-	-	-	-	104	1	13	1	-	-
Total	6,570	11	6,555	13	7,341	17	8,045	16	5,718	11

Percentage of Utility Deliveries by State
Indiana	80.2		64.2		70.9		68.9		73.2
Florida	19.0		28.2		14.7		14.4		15.6
Georgia	-		-		0.9		7.6		8.6
Kentucky	0.9		7.6		4.1		2.3		-
N Carolina	-		-		5.6		4.2		1.8
Others	-		-		3.8		2.6		0.8
Total	100.0		100.0		100.0		100.0		100.0
Source: EIA Form 923 and company records

10-7

During this period, the primary markets for Sunrise have been Indiana and Florida.

10.3         Market Outlook

While its impacts are expected to ease over the next three to nine months, the magnitude of the COVID-19 pandemic is now expected to result in the largest economic contraction since World War II. At the time of this writing, progress towards sustained economic recovery remained unclear as the rollout of vaccines begins to take hold. While the economic downturn has been primarily concentrated in the service industries (mainly travel, hospitality, and retail), the steel-intensive manufacturing segment has gained some momentum, with conditions improving initially in China followed by a gradual improvement in the United States.

It is anticipated that the US Federal Reserve will continue to keep the supply of money high, provide credit/relief packages as required, and cut interest rates in order to support the economy. Additionally, government-sponsored infrastructure projects will be pushed forward to offset the likely continued weakness in the service sector industries. If realized, increased economic activity will provide a needed boost to the electricity generation and electricity-generating fuels, including thermal coal.

Following the effects of the global pandemic witnessed during 2021, US GDP growth is expected to stage a modest recovery during 2022 and regain typical levels. On the strength of this projection (and barring the re-implementation of sustained, stringent containment measures and/or renewed significant virus outbreaks), BOYD anticipates the demand for thermal coal to slowly recover to pre-pandemic levels by the 2023-2024 period.

10.4         Future Sales

Coal use among domestic power generators has fallen out of favor in the United States and is systematically being replaced by natural gas and renewable forms of generation. In response to this development, domestic thermal markets are expected to weaken over the near term, in line with coal plant retirements and the associated drop in coal demand. Sunrise is expected to align its future sales with these trends, although the regional Indiana market is expected to remain relatively firm over the near term.

10-8

11.0         CAPITAL AND OPERATING COSTS

11.1         Introduction

Oaktown Mining Complex’s performance relative to productivity, cost control, and production has made it one of the leading underground coal operators within the ILB region. Comprised of two state-of-the-art underground R&P mines, the operation’s ability to consistently achieve high annual output at generally low operating costs is attributed to its well-capitalized operations and financial controls.

The following section provides a review of recent historical operating costs and capital expenditures for the Oaktown Mining Complex. A discussion of the outlook for the complex over the five-year period 2022 to 2026, including projected production/sales, operating costs, and capital expenditures, is also provided.

11.2        Historical Operating Costs

The following figure (Figure 11.1) presents Oaktown Mining Complex’s historical operating costs and average realizations for the period 2018 through 2021:

11-1

Over the four-year period:

●	Oaktown Mining Complex’s average realization was range-bound between $39.00 and $41.00 per ton.
●	Cash cost of sales for the complex was approximately $2.50/ton higher in 2021 than 2018.
●

In response to weakening market conditions caused by the global pandemic, Sunrise reduced production from Oaktown Mining Complex in 2020 and early 2021. The drop in overall output in 2020 and in early 2021 resulted in an increase to the complex’s average unit cost (and declining cash margins) for those years.

Cost performance for the individual mines is portrayed graphically in Figure 11.2.

Historically, the Oaktown Fuels No. 1 and No. 2 Mines have had operating costs that compare favorably with other industry producers.

Of the two Oaktown Mining Complex underground R&P mines, Oaktown Fuels No. 1 Mine has demonstrated the lowest operating cost during the 2018 to 2021 time period. This is predominantly attributable to more favorable geologic conditions experienced and increased economies of scale.

11-2

11.3         Historical Capital Expenditures

Relative to industry peers, the Oaktown Mining Complex (including supporting centralized preparation facilities) is well capitalized. This reflects Sunrise’s ongoing attention to prudent capital upgrade/replacement programs, routine investment in mine infrastructure expansions, and maintenance of production equipment. The amount of capital spent (per individual mine or for the Oaktown Complex CPP) has varied on an annual basis as a percent of Oaktown Mining Complex’s total expenditures, illustrating differing capital requirements and/or operational timelines for each operation. Despite the capital spending variations, Oaktown Mining Complex’s aggregate capital expenditure level (on a dollar per clean ton basis) was relatively consistent and within the range of $3.00 to $4.00 per clean ton.

11.4         Oaktown Mining Complex Future Mine Plan

BOYD developed mine plans for the Oaktown Mining Complex based on engineered mine layouts which were designed for optimum reserve recovery, using efficient mining methods and practices. Sunrise’s historical and generally accepted industry operating performance parameters and mining rates were applied to the mine plan to develop coal production and mining schedules. Financial budgets were then prepared (based on mine plan outputs and labor requirements), resulting in operating cost projections (based on constant 2022 dollars). The individual mining plans recognize the impact of variations in physical mining conditions, mechanical failures, and operational activities that can temporarily disrupt production activities. The mine plans for Oaktown Mining Complex are reasonable and achievable, provided no major abnormalities are encountered.

--------------------

[1] Economies of scale are of fundamental importance; a mine that has a productive year versus its budgeted plan can expect to have low unit costs while surpassing projected margins. Alternatively, a R&P mine that achieves poor production levels would see a proportional reduction in revenue, but this would not be accompanied by a corresponding reduction in total costs. Such a mine would instead see high unit costs, and most of the revenue loss would flow through to the bottom line.

[1] The mining plans for R&P operations are relatively simple and highly flexible when compared to LW mines. The entire foundation of the mining plan is based upon locating mains and sub-mains in areas of the deposit where coal quality and mining conditions are most suitable. Panels are then developed out to a desired length or until adverse mining conditions (or poor coal quality) warrant the cessation of development. This results in the opportunity to alter the mining plan so as to avoid specific areas with adverse mining conditions (such as thin coal, poor roof, etc.) or poor coal quality (such as high sulfur, etc.).

11-3

Forecasting performance based on the continuation of consistent mining conditions, excluding impacts from unforeseen events, increases the risk of underperformance versus the mine plan. BOYD’s approach does not directly account for situations that can occur in underground coal mining, such as fire, water inundations, geological anomalies, etc. However, risk mitigation has been reflected in the production schedules through the use of multiple CM sections operating in various locations throughout the mine reserve. The geographical distribution of mining sections throughout the area of the mine plan mitigates the likelihood that all CM sections will experience adverse mining conditions at a given time. Each CM section also utilizes production contingency factors, which are incorporated into the mining forecast.

BOYD reviewed historical Sunrise mining plans (including development strategy, production and productivity, capital expenditures, and total cash costs) and concluded: (1) the Sunrise pro-forma plans are reasonable and achievable and align with BOYD’s independent LOM plans, (2) Sunrise’s market view that coal markets will rebound from the COVID-19 pandemic influences experienced during 2020/21 is reasonable, and (3) Oaktown Mining Complex is well‑positioned to achieve the conceptual LOM plan as projected by BOYD provided no major abnormalities are encountered: within the coal market, or at the mine level.

The Sunrise forecasted financial performance aligns with what BOYD would anticipate for an established underground R&P coal facility operating in the ILB region. BOYD developed an independent LOM projection for operating and capital costs which aligns with general industry standards and the Sunrise forecasted figures. BOYD believes the extended LOM projection of operating and capital costs to be accurate to within ±25% of the operating and capital costs of other similarly capitalized mining complexes operating in the ILB region. We did not assign a contingency budget to the extended mine life projection estimates.

11.4.1         Forecasted Production and Sales

BOYD’s LOM plans reflect a return to increased sales tonnage from Oaktown Mining Complex as coal prices recover post-COVID-19 pandemic. BOYD’s forecast reflects a stable revenue stream, driven by Sunrise’s view that their Indiana V Seam reserves and Oaktown Mining Complex are in a strong competitive position to take advantage of improved coal pricing and demand as domestic and international markets recover from

11-4

the COVID-19 pandemic. The Oaktown Mining Complex forecast of tons produced, average realizations and revenue from coal sales are summarized in Figure 11.3.

Oaktown Mining Complex’s future production over the forecast period is projected to remain within current infrastructure capacities and capabilities. This results in a less capital-intensive forward forecast, as capital expenditures are associated with sustaining production rather than new mine development and/or production capacity expansion.

11.4.2         Forecasted Operating Costs

As Sunrise capitalizes on coal markets increasing demands and increases production in 2022, operating costs for Oaktown Mining Complex are projected to be more favorable versus those witnessed during the COVID-19 pandemic. This is primarily a result of reduced direct operating costs associated with Sunrise’s current strategic plan that sees

11-5

Oaktown Mining Complex producing between 6 to 7 million product tons per annum. Operating costs per ton sold for the LOM are as shown:

From 2022 to 2025, the average realization is projected to climb, before returning to levels representative of historical averages. Average cash margins are projected to range between $10 and $20/ton during the majority of operating years.

11.4.3      Forecasted Capital Expenditures

Oaktown Mining Complex is expected to maintain a consistent level of capital expenditures over the LOM period, with spending focused on mine infrastructure expansion, maintenance of production equipment (new equipment purchases and/or rebuilds), and refuse placement (injection) expansions. For capital budgeting purposes, BOYD assumed a nominal dollar per clean ton to assign based upon our experience with other ILB underground R&P operations. Over the 2022 to 2031 time period, annual capital expenses will be focused on maintenance of production and is expected to average $4.00 per ton of clean coal. Over the final seven years of the Complex’s operation, the level capital spent is projected to decline to an average of $3.52 per clean ton produced.

11-6

Total capital expenditure for Oaktown Mining Complex appears to be logical and consistent with Sunrise’s typical level of capitalization and maintaining of state-of-the-art R&P underground mines and associated processing facilities and are reasonably aligned with extended LOM plans.

11-7

12.0         ECONOMIC ANALYSIS

12.1         Introduction

The following provides BOYD’s indicative economic analysis of the Oaktown Mining Complex over the life of the operation. For the purposes of this analysis, BOYD reviewed Sunrise’s December 2020 five-year pro-forma financials that support the operation of Oaktown Mining Complex from January 2021 through end-of-year 2025. The projected financials are supported by historical performance of the Oaktown Fuels No. 1 and No. 2 Mines. BOYD compared Sunrise’s five-year pro-forma financials to our independently developed conceptual LOM plan and corresponding financial models. Based on our review, it is BOYD’s opinion that the Sunrise pro-forma financials: (1) align with BOYD’s LOM plans, and (2) are reasonable and achievable over the five-year period relative to Sunrise’s past mining practices and performances. BOYD’s LOM plans extends to the expected completion of mining at Oaktown Mining Complex in 2038 (i.e., LOM plan of 17 years). Refer to Chapter 7 for details regarding Sunrise’s LOM production forecast.

To develop an economic analysis that incorporates the life of the project (i.e., the 2022 through 2038 time-period), BOYD reviewed key underlying production/financial assumptions and parameters from Sunrise’s December 2020 five-year mine plan, historical financials, and supporting documents. These factors were utilized and/or modified as needed to develop an estimate of the revenue, cost, and capital expenditures associated with Sunrise’s Oaktown Mining Complex LOM production/development plan, as well as our opinion of Oaktown Mining Complex’s expected future performance. Our analysis is performed on a constant dollar and pre-tax basis.

Results of our economic analysis for Oaktown Mining Complex over the17-year period (2022 to 2038), are discussed below. Tables 12.1 through 12.4, provided following this page, highlight key operating and production metrics, projected cash operating costs, future capital expenditures and a discounted cash flow-net present value (DCF-NPV) analysis for the complex.

12-1

TABLE 12.1

OPERATING AND PRODUCTION METRICS
OAKTOWN MINING COMPLEX
Prepared For
SUNRISE COAL, LLC
By
John T. Boyd Company
Mining and Geological Consultants
March 2022

Period	1	2	3	4	5	6 - 10	11 - 17	Total/
Year	2022	2023	2024	2025	2026	2027 - 2031	2032 - 2038	Average

Direct Mine Employment
Total Employees	676	676	676	676	676	676	505	605
Total Employee Hours Worked (000 Hours)	1,583,100	1,583,100	1,583,100	1,583,100	1,583,100	7,915,500	8,381,700	24,212,700

Production Schedule
CM Units	7	7	7	7	7	7	5	6
Machine Shifts	3,650	3,650	3,650	3,650	3,650	3,650	2,721	3,268
ROM Production per Machine Shift (Tons)	2,756	2,423	2,468	2,392	2,448	2,352	2,269	2,361

Average Mining Height (ft.)	6.5	5.4	7.1	5.3	5.5	5.4	5.2	5.6

ROM Tons Produced (000 Tons)	10,060,336	8,842,634	9,008,752	8,731,400	8,933,719	42,915,209	43,120,246	131,612,296

Production Yield (%)	69.2	70.5	69.3	69.8	70.5	70.3	68.5	69.6

Clean Coal Qualities
Ash (%)	8.4	7.6	7.8	7.6	7.5	7.3	7.9	7.7
Sulfur (%)	3.5	3.4	3.2	3.4	3.4	3.3	3.3	3.4
BTU	11,420	11,548	11,511	11,540	11,546	11,586	11,501	11,532
SO2 (lbs/MMBtu)	6.2	5.9	5.5	5.8	5.9	5.8	5.8	5.8

Clean Tons Produced (000 Tons)	6,964,659	6,233,793	6,246,966	6,094,132	6,297,772	30,174,228	29,547,769	91,559,318

Productivity (Avg. Tons per Man Hour Worked)	4.4	3.9	3.9	3.8	4.0	3.8	3.5	3.8

Note: The annual operating and production metrics include both currently controlled and uncontrolled mineral reserves.

12-2

TABLE 12.2

DISCOUNTED CASH FLOW - NET PRESENT VALUE ANALYSIS
OAKTOWN MINING COMPLEX
Prepared For
SUNRISE COAL, LLC
By
John T. Boyd Company
Mining and Geological Consultants
March 2022

Period	1	2	3	4	5	6 - 10	11 - 17	Total/
Year	2022	2023	2024	2025	2026	2027 - 2031	2032 - 2038	Average

Saleable Production (000 Tons)	6,965	6,234	6,247	6,094	6,298	30,174	29,548	91,559

Coal Sales Markets (000 Tons)	6,965	6,234	6,247	6,094	6,298	30,174	29,548	91,559

Realization ($/Ton FOB CPP)	42.71	52.24	59.75	64.63	50.00	44.08	42.50	46.87

Revenue ($000)	297,495	325,674	373,244	393,891	314,889	1,330,225	1,255,780	4,291,198

Cash Operating Costs ($000)
Direct	154,507	141,421	142,274	138,692	142,636	685,675	702,457	2,107,661
Indirect	35,313	34,838	37,763	38,447	34,324	152,670	156,705	490,059
G&A	9,698	8,855	8,872	8,685	8,930	43,057	43,956	132,053
Total - Operating Expenses	199,518	185,114	188,909	185,823	185,890	881,402	903,118	2,729,774
Total - Operating Expenses per ton sold	28.65	29.70	30.24	30.49	29.52	29.21	30.56	29.81

Gross Pre-Tax Cash Flow ($000)	97,977	140,560	184,334	208,067	128,999	448,823	352,663	1,561,423

Capital Expenditures ($000)	27,859	24,935	24,988	24,377	25,191	120,697	103,966	352,012

Net Pre-Tax Cash Flow	70,118	115,625	159,346	183,690	103,808	328,126	248,698	1,209,411

DCF - NPV Analysis
Discounted Net Pre-Tax Cash Flow at 12%	66,255	97,549	120,032	123,544	62,338	144,130	59,683	673,531
Cumulative DCF-NPV	66,255	163,805	283,837	407,381	469,719	613,849	673,532	673,532

Note: The annual production forecast is inclusive of both currently controlled and uncontrolled mineral reserves.

12-3

TABLE 12.3

CASH OPERATING COST FORECAST
OAKTOWN MINING COMPLEX
Prepared For
SUNRISE COAL, LLC
By
John T. Boyd Company
Mining and Geological Consultants
March 2022

Period	1	2	3	4	5	6 - 10	11 - 17
Year	2022	2023	2024	2025	2026	2027 - 2031	2032 - 2038	Total

Clean tons Produced (000)	6,965	6,234	6,247	6,094	6,298	30,174	29,548	91,559

Direct Labor ($000)
Labor (incl. Payroll Taxes and Works Comp.)	57,579	51,718	51,842	50,501	52,244	249,854	246,880	760,616
Retirement Benefits/401k	23,031	20,687	20,737	20,200	20,898	99,942	98,752	304,246
Subtotal - Labor	80,610	72,405	72,578	70,701	73,142	349,795	345,632	1,064,863

Direct Operating ($000)
Operating Supplies	33,601	30,605	31,240	30,000	30,910	146,861	157,511	460,729
Maintenance	24,188	23,199	23,226	22,956	23,293	114,229	125,797	356,888
Utilities	13,030	12,445	12,456	12,334	12,497	61,431	60,285	184,478
Other Operating Costs	3,077	2,767	2,773	2,701	2,795	13,359	13,232	40,703
Subtotal - Operating	73,897	69,016	69,696	67,991	69,494	335,880	356,825	1,042,799

Indirect Operating ($000)
Insurance, Real Estate Tax, Penalties	1,100	1,100	1,100	1,100	1,100	5,500	6,135	17,135
Royalties	18,924	19,540	22,395	23,633	18,893	79,814	75,347	258,547
Preparation, Surface, and Coal Handling	14,522	13,449	13,514	13,002	13,576	63,900	68,084	200,048
Reclamation/Mine Closure	-	-	-	-	-	-	3,000	3,000
Other Costs	767	748	754	711	754	3,456	4,139	11,330
Selling and General Administrative Expense	9,698	8,855	8,872	8,685	8,930	43,057	43,956	132,053
Subtotal - Indirect Operating (ex. DD&A)	45,011	43,693	46,635	47,132	43,254	195,726	200,661	622,112

Total Cash Operating Costs ($000)	199,518	185,114	188,909	185,823	185,890	881,402	903,118	2,729,774

*General Admin & Overhead Costs do not include Interest expense or DD&A
Note: The annual production forecast is inclusive of both currently controlled and uncontrolled mineral reserves.

12-4

TABLE 12.4

CAPITAL EXPENDITURE SCHEDULE
OAKTOWN MINING COMPLEX
Prepared For
SUNRISE COAL, LLC
By
John T. Boyd Company
Mining and Geological Consultants
March 2022

Period	1	2	3	4	5	6 - 10	11 - 17
Year	2022	2023	2024	2025	2026	2027 - 2031	2032 - 2038	Total

Maintenance of Production (MOP) Capital
Expenditure per Clean ton ($/ton)	4.00	4.00	4.00	4.00	4.00	4.00	3.52	3.84
Clean Tons (000 tons)	6,965	6,234	6,247	6,094	6,298	30,174	29,548	91,559
Subtotal MOP Capital ($000)	27,859	24,935	24,988	24,377	25,191	120,697	103,966	352,012

Total Capital Expenditures	27,859	24,935	24,988	24,377	25,191	120,697	103,966	352,012

Note: The annual production forecast is inclusive of both currently controlled and uncontrolled mineral reserves.

12-5

12.2         Pre-Tax Net Present Value Analysis

Results of BOYD’s LOM economic analysis, which reflects the DCF-NPV (pre‑tax, discounted at 12% on a full year basis) over the life of the project, is shown in the following table. For reporting purposes, the cumulative DCF-NPV is shown for 10‑year and 17-year (LOM) periods in Table 12.5:

BOYD’s analysis reflects the following:

●

BOYD developed independent sequenced LOM plans based on Sunrise’s current mine plans. Changes to the Sunrise plan were made by BOYD where warranted based upon professional judgement and industry experience.

●	Historical advance/extraction rates were reviewed and utilized in the development of BOYD’s conceptual LOM plans.
●

Oaktown Fuels No. 1 Mine depletes its assigned reserves in 2036; Oaktown Fuels No. 2 Mine depletes its assigned reserves in 2038. Based on the individual characteristics of each reserve, including: seam thickness, OSD amounts, overall size, optimum mine life, capabilities of mining equipment, expected coal quality, and our view of the potential markets and demand for the thermal grade product, the annual outputs corresponding to the LOM plans are reasonable.

●

Direct Operating Costs –BOYD utilized the historical costs along with Sunrise’s pro‑forma projections as the basis to develop line-by-line projections of cash operating costs at each mine and facility. We considered fixed and variable components within the overall mine plans, historical costs experienced, and operating cost structures of regional mine operators when making these estimates. The primary unit costs included: hourly and salary labor and benefits, mine operating supplies, and equipment maintenance costs. While our individual costs, by line item, differ slightly from the Sunrise internal forecast, there is general alignment between the Sunrise five-year forecast and BOYD’s LOM forecast.

●

Capital Expenditures – BOYD considers the near-term capital expenditure schedule as presented by Sunrise to be reasonable and representative of the capital necessary to operate the individual Oaktown Mining Complex operations. Most expenditures are associated with infrastructure expansion (air shafts, buildings, belt systems, etc.), maintenance of production equipment (new equipment purchases and/or rebuilds), and other supporting infrastructure. BOYD assumed annual capital expenditures will be consistent with historical and near-term forecasted capital expenditures (ranging between $3.00 and $4.00 per clean ton for Oaktown Mining Complex) to account for sustaining capital.

12-6

●

Coal Processing – Oaktown Mining Complex has historically processed all of its output through the Oaktown Complex CPP; all future output is expected to be processed through the preparation facility. The processing facility has the required operating capacity to achieve the projected throughputs of the conceptual Oaktown Mining Complex LOM plans. As the Oaktown Fuels No. 1 Mine reserves are depleted, there will be a diminished requirement for throughput capacity. BOYD made corresponding assumptions regarding reductions (removal/closure or diminished maintenance of applicable processing circuits) in plant capacities and corresponding fixed and operating cost reductions. We consider these assumptions to be reasonable and to align with general engineering principles and industry standards.

●

Refuse Disposal –Sunrise’s current refuse disposal plan indicates adequate staging of fine coal refuse to year 2025 and coarse coal refuse to 2031. In discussions with Sunrise, Oaktown Mining Complex plans to continue the acquisition and permitting of properties for refuse facility expansion and developing void space underground for continued slurry injection (as required). While the refuse disposal plan is not detailed for LOM planning purposes, it is adequate for the purposes of this indicative economic analysis. To project operating and capital expenditures associated with future refuse disposal, BOYD utilized historic data as a base average which then fluctuates with projected refuse volumes.

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In-Direct Mining Costs – Unit Costs for historical In-Direct Line Items such as royalties, taxes, penalty fees and fines, insurance, real estate taxes, selling and general administration expenses, and miscellaneous expenses, were provided by Sunrise. BOYD utilized average amounts as provided by Sunrise in their historical financials and extrapolated them forward in our forecast on a per ton basis. Adjustments were made to account for fixed costs associated with operational production capacities in years of lower-than-average production outputs.

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Revenue for the washed thermal product is based on BOYD’s Oaktown Complex free-on-board (FOB) CPP price ten‑year forecast, which BOYD extended over the remainder of the LOM plan. Additional costs beyond the CPP for transportation, loading, and unloading at railroads, and/or river terminals, are assumed to be incurred by the customer (or added as a pass-through to FOB, mine prices).

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BOYD has applied a portion of the estimated closure costs for the underground mines within the LOM forecast period as mine reserves are depleted. While we acknowledge that most often these costs are accrued over the life of a mine/project, we have shown a portion of estimated mine closure costs as a lump sum operating cost during the last year of the project during the cash flow periods when mineable reserves have been exhausted. We deem this as a conservative approach to enhance the likelihood that adequate funds for mine site closure and reclamation have been accounted for in the economic reserve analysis.

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Estimated cash flow and DCF-NPV analysis for Oaktown Mining Complex is presented in Table 12.6. In addition to the assumed base coal pricing, BOYD also ran sensitivities with upside (+10%) and downside (-10%) pricing scenarios. Table 12.6 provides a comparison of 10-year and 17-year (LOM) NPVs at different discount factors and pricing scenarios:

Table 12.6: NPV Sensitivity Analysis
	Pre-Tax DCF NPV ($ million)
	by Discount Factor
Timeframe/Scenario	10%	12%	15%	18%

10-Year
Optimistic (+10%)	844	789	718	657
Base	656	614	559	512
Pessimistic (-10%)	468	439	400	367

17-Year (LOM)
Optimistic (+10%)	955	878	781	703
Base	730	674	602	543
Pessimistic (-10%)	508	471	424	384

In both the upside and downside sensitivity cases, no adjustments were made to BOYD’s base operating scenario. While BOYD realizes that Sunrise would likely execute short-term fluctuations in production levels to minimize the impact corresponding to a period of low coal pricing and/or maximize the opportunity of high coal pricing, such adjustment are likely to be immaterial in the overall assessment of the reserves’ economic mineability over the LOM plans.

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13.0         PERMITTING AND COMPLIANCE

13.1         Regulatory Environment

Compared to other US coal states, the business environment within Indiana is relatively positive towards its coal industry. This positive environment is due in part to the open and professional relationship between entities within Indiana’s state government and Indiana’s coal producers. The Indiana Department of Natural Resources’ Division of Reclamation (DOR) is responsible for oversight of active coal mining and restoration of land disturbed for coal extraction. This agency gained primacy in 1982 and began to administer the state’s mining law, which incorporates federal Surface Mining Control and Reclamation Act requirements. The federal Office of Surface Mining, Reclamation and Enforcement (OSMRE) oversees the DOR administration of the approved regulatory program. OSMRE inspectors, who work with the DOR to resolve any issues, make periodic mine inspections. In general, the DOR’s reputation is relatively favorable among the State’s coal producers.

Due to the State’s large agricultural industry, Indiana has strict soil management programs which coal miners must comply with to maintain proper mining permits. Historically, Indiana’s miners and farmers have successfully co-existed and have had little to no disagreement relative to the encumbering of prime farmland due to mining uses.

Similar to other US coal states, as part of a permit application, Indiana coal operators must publish in newspapers in Indiana County where the mine will be located, a notice that they have applied for a mining permit, and the proposed permit is available for public review. This notice must appear once a week for four consecutive weeks. This provides the opportunity for the public to file written comments and/or request an informal conference or a public hearing regarding the pending application. The public may present comments on the proposed permit and provide site-specific information, which the DOR reviews and considers when making a decision about the application.

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[1] The DOR is also responsible for restoring lands mined for coal but abandoned without full or proper reclamation.

[1] The recovery of coal by surface mining methods involves removal of soils and other earth materials (overburden) located above the coal. Current mining regulations require the mining operator to remove the soil (and subsoil in crop capable lands) in a separate operation before removal of the overburden. Mining permits approved by the Indiana Department of Natural Resources discuss actions the mine operator will take to restore the soils to pre-mining yields. Methods mine operators use to restore the capability of the soil include incorporation of soil amendments (lime, fertilizer, organic matter) and deep tillage.

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Permit decisions are subject to challenge from any potentially adversely affected party, including a private citizen or the coal mine operator. This must be done by filing a petition for review with the DOR within 30 days of the coal mine operator being notified that the permit was approved or denied. It is BOYD’s opinion that the Indiana permitting process is managed in an efficient manner, with permits issued in a judicious fashion.

13.2           Permitting

Numerous permits are required by federal and state law for underground mining, coal preparation and related facilities, and other incidental activities. Sunrise reports that necessary permits to support current operations are in place or pending approval. New permits or permit revisions may be necessary from time to time to facilitate future operations. Given sufficient time and planning, Sunrise should be able to secure new permits, as required, to maintain its planned operations within the context of the current regulations.

Continuously increasing efforts are required to obtain permits for R&P mining and related activities in Indiana and Illinois. The primary contributing factors are the effects on protected surface areas and the ability to permit refuse sites.

Please refer to Section 3.4 for additional information.

13.3         Compliance

Based on our review of information provided by Sunrise and other public information sources, it is BOYD’s opinion that Sunrise has a generally typical coal industry record of compliance with applicable mining, water quality, and environmental regulations. BOYD is not aware of any regulatory violation or compliance issue that would materially impact the coal reserve estimate.

13.4         Socio-Economic Impact

BOYD is not aware of any community or stakeholder concerns, impacts, negotiations, or agreements which would materially impact the coal reserve estimate.

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14.0         INTERPRETATION AND CONCLUSIONS

14.1         Findings

BOYD’s independent technical assessment conducted in accordance with S-K 1300 concludes:

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Sufficient data have been obtained through various exploration and sampling programs and mining operations to support the geological interpretations of seam structure, thickness, and quality for the portions of the Indiana V Seam situated within the bounds of the Oaktown Mining Complex area. The data are of sufficient quantity and reliability to reasonably support the coal resource and coal reserve estimates in this technical report summary.

●	Estimates of coal reserves reported herein are reasonably and appropriately supported by technical studies, which consider mining plans, revenue, and operating and capital cost estimates.
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The 71.4 million tons of underground coal reserves identified on the property are economically mineable under reasonable expectations of market prices for thermal coal products, estimated operation costs, and capital expenditures.

●	There is no other relevant data or information material to the Oaktown Mining Complex that is necessary to make this technical report summary not misleading.

14.2         Significant Risks and Uncertainties

As a mining operation with a lengthy operating history, the purpose of Sunrise’s periodic mine planning exercises is to collect and analyze sufficient data to reduce or eliminate risk in the technical components of the project and to refine economic projections based on current data. There is a high degree of certainty for this project under the current and foreseeable operating environment. A general assessment of risk is presented in the relevant sections of this report.

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